EXHBIT 10.1
ASSET PURCHASE AGREEMENT DATED AS OF OCTOBER 15, 2001 BY AND BETWEEN SALANT HOLDING CORPORATION, AXIS CLOTHING
CORPORATION AND RICHARD SOLOMON






                            ASSET PURCHASE AGREEMENT


                          Dated as of October 15, 2001

                                      among

                           Salant Holding Corporation,

                            Axis Clothing Corporation

                                       and

                                 Richard Solomon

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (the "Agreement") made and entered into as of the 15th day of October, 2001, by and among Salant Holding Corporation, a Delaware corporation ("Purchaser"), Axis Clothing Corporation, a California corporation ("Seller") and Richard Solomon, an individual residing at 1071 Laurel Way, Beverly Hills, California 90210 ("Solomon").

                               W I T N E S S E T H

         WHEREAS, Seller is in the business of designing, manufacturing, marketing, selling and distributing better menswear (the "Business");

         WHEREAS, Purchaser wishes to acquire from the Seller and the Seller desires to sell to the Purchaser, the Acquired Assets, Inventory and Returns (each as defined below), on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the aforesaid and the respective warranties, representations, covenants and agreements hereinafter set forth, the parties, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

   1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the meanings specified with respect thereto below.

         "Acquired Assets" shall mean all of the assets and properties of the Seller (other than the Excluded Assets), Inventory and Returns with such additions thereto or deletions therefrom as may be permitted by the terms of this Agreement, including the Seller's goodwill and all of its concepts, plans and materials relating to the operation of the business and also including, without limitation:

     (a) Certain tangible and fixed assets, including, but not limited to, machinery, equipment (including computer hardware and software), furniture and fixtures listed on Schedule 1.1(a);

     (b) The Assumed Contracts;

     (c) All of the Seller's rights, to the extent assignable, in and to all intangible assets and intellectual property throughout the world (including, without limitation, registered and unregistered trademarks, service marks and trade names, trade dress and other names, marks and slogans, including, without limitation, "Axis", "AKT", "Axis LA", "Island Fever", "Six A", "a(x)IST", "Vittanova" and all variations and permutations thereof), all completed and developing processes, ideas for new processes, designs, computer programs and processes, all distribution rights, and all associated goodwill; all statutory, common law and registered copyrights; know-how, trade secrets, confidential and proprietary information, procedures, all licenses and other similar agreements, and all assignments and applications relating to such intellectual property, including, without limitation, all the intangible assets and intellectual property listed on Schedule 4.12, unless specifically excluded or otherwise is an Excluded Asset (collectively, "Intellectual Property Rights");

     (d) All customer purchase orders for (i) Spring and Summer 2002 and (ii) customer purchase orders for prior to Spring 2002 that are for 90% or greater of Seller's list price, which are not shipped until after the Closing Date; and all Inventory required to fulfill purchase orders described in (i) above may be purchased by Purchaser for landed duty paid and all Inventory required to fulfill purchase orders described in (ii) above may be purchased by Purchaser for landed duty paid plus ten percent (10%);

     (e) All lists and records pertaining to customers, suppliers, distributors, personnel and agents and all other books, ledgers, files, documents, correspondence, drawings and specifications, computer software, computer data, business records, advertising matter, catalogues, correspondence, mailing lists, customer lists, prospect lists, photographs, sales materials and records, purchasing materials and records, personnel records and other records for the Transferred Employees relating to the assets being acquired;

     (f) All creative materials advertising and promotional materials and all other printed or written materials;

     (g) All goodwill of Seller with respect to the Business;

     (h) All governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, and permits to or from, or filings, notices, or recordings to or with, federal, state, and local governmental authorities listed on Schedule 1.1(h) (the "Authorizations");

     (i) The private label business operated by Seller and existing on the Closing Date; and

     (j) All other assets and properties of any nature whatsoever used or held for use in connection with the Business (other than the Excluded Assets) and all assets included in Inventory and Returns including, without limitation, accounting and other records (other than records necessary for the Seller's tax, corporate and legal purposes, copies of which, except Tax Returns and related work papers, will be provided to the Purchaser) or acquired by the Seller after the date hereof, except in each case for such property which has been sold or otherwise disposed of in the ordinary course of business and in a manner consistent with the Past Practices of Seller.

         "Acquisition" shall mean the purchase and sale of the Acquired Assets, Inventory and Returns in accordance with the terms and conditions of this Agreement.

         "Affiliate" of any particular Person shall mean any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

         "Assumed Contracts" shall mean all contract rights, including, but not limited to, office and equipment leases and license agreements which are listed on Schedule 4.11 and which Purchaser has agreed to assume.

         "Assumed Liabilities" shall mean (i) all obligations and liabilities of Seller with respect to the Acquired Assets from and after the Closing Date and
(ii) certain specified liabilities which are set forth on Schedule 1.2.

         "Axis Division" shall mean that portion of Seller's business which utilizes the Acquired Assets, Inventory and Returns after the Closing Date, and for which Purchaser maintains separate books and records sufficient to effect the intent of the parties hereto as reflected by this Agreement.

         "Budget" shall mean that certain budget, as agreed to by the parties and as attached hereto as Exhibit G, setting forth the budgeted expenses of Seller related to (i) the inventory for the Spring and Summer 2002 seasons and
(ii) the Fall 2002 Pre-Closing Expenses (as defined in Section 6.2(a)) to be spent by Seller from the date hereof through the Closing Date.

         "Cash Payment" shall have the meaning set forth in Section 2.2 hereof.

         "Closing Date" shall have the meaning set forth in Section 2.9 hereof.

         "Consents" shall mean the consents of any third parties necessary to transfer the Acquired Assets, including the Assumed Contracts and the Authorizations, to Purchaser or otherwise to consummate the transactions contemplated hereby, all of which Consents are listed on Schedule 4.7.

         "Culver City Lease" shall mean that certain three year triple net lease, in the form attached as Exhibit L hereto, between Solomon and the Purchaser for 10,000 square feet at $1.10 per square feet located at 8460 Higuera Street, Culver City, CA 90232, and such other terms as agreed to by the parties prior to Closing, including, but not limited to, two renewal options of three years each (each renewal option period hereinafter referred to as an "Option Period"), with a rental increase of 7% for each Option Period.

         "Earn-Out Payments" shall have the meaning set forth in Section 2.3 hereof.

         "Environmental Claims" shall refer to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or releases of hazardous materials from (i) any assets, properties or businesses of the Seller or any predecessor in interest or assets, properties or businesses of Solomon which relate to the Acquired Assets, Inventory or Returns; (ii) from adjoining properties or businesses; or (iii) from or onto any facilities which received hazardous materials generated by the Seller.

     "Environmental Laws" shall include the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act ("RCRA), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act ("CAA"), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act ("CWA"), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

         "Environmental Liabilities" shall mean any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any governmental authority or any third party which relate to any violations of Environmental Laws, remedial actions, any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to hazardous materials used, handled, generated, transported or disposed of by Solomon or the Seller at the property leased by Seller, any releases or threatened releases of hazardous materials from or onto (i) any property presently or formerly owned by the Seller or a predecessor in interest or Solomon if such property was used in connection with the Business, or (ii) any facility which received hazardous materials generated by the Seller.

         "Employment Agreement" shall mean the employment agreement to be entered into between Purchaser and Richard Solomon at Closing in substantially the form attached as Exhibit C hereto.

         "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" shall mean Wilshire Escrow Company, a California corporation, having its principal place of business at 4270 Wilshire Boulevard, Los Angeles, California, 90010.

         "Escrow Agreement for Earn-Out" shall mean the Escrow Agreement for Earn-Out to be entered into between Purchaser, Seller and the Escrow Agent as provided for in Section 2.3, and as attached as Exhibit A hereto.

         "Escrow Deposit Agreement for Termination" shall mean the Escrow Deposit Agreement for Termination to be entered into between Purchaser, Seller and the Escrow Agent as provided in Section 8.2, and attached as Exhibit B hereto.

         "Escrow Deposit for Termination" shall mean the sum of $1,700,000 deposited by Purchaser with the Escrow Agent on the date hereof, pursuant to the terms of the Escrow Deposit Agreement for Termination, and shall not include any interest earned on said sum.

         "Excluded Assets" shall mean Seller's (i) accounts receivable and all other receivables and/or sums due to Seller from any Person, including, but not limited to any refunds or rights to refunds relating to Taxes attributable to or imposed upon Seller's conduct of the Business for all periods (provided, however, any cash refunds relating to prepayments or Prepaid Deposits for which Purchaser has reimbursed Seller shall not be Excluded Assets), (ii) books and records pertaining to corporate organization and Tax Returns, including but not limited to the organizational documents, seals, minute books, taxpayer identification numbers, tax information and tax records and all books and records related exclusively to the Excluded Assets or the Excluded Liabilities,
(iii) items which are the personal property of Solomon and listed on Schedule 1.3, (iv) cash and cash equivalents, (v) amounts due to Seller from its lender/factor against invoices through the date of the Closing, (vi) inventory not purchased pursuant to Section 2.6, (vii) any and all intellectual property rights of Seller or Solomon that are not expressly listed on Schedule 4.12;
(viii) all assets in funds held in trust, or otherwise associated with, or used in connection with, Seller's employee benefit plans, programs or arrangements other than the existing Group Agreement health plan of Axis with Kaiser Permanente (the "Health Plan") and (ix) all other assets specifically listed on
Schedule 1.3.

         "Excluded Liabilities" shall mean all liabilities of the Seller not expressly assumed by Purchaser as Assumed Liabilities or otherwise in this Agreement including, without limitation, any Indebtedness of Seller, Seller's Hong Kong office, except as set forth in Section 6.2, all matters listed on
Schedule 4.14, and any liabilities related to Seller's employees, including, without limitation, liabilities that may arise as a result of employee agreements, whether written or oral, not listed on Schedule 1.4, employee benefit plans, programs and arrangements other than the Health Plan and other commitments of Seller relating to Seller's employees, whether written or oral, express or implied or as a result of the termination of any employees of Seller or of any employment agreements with Seller's officers or employees, except for the severance/obligations related to the Transferred Employees of Seller as described in Section 6.7 and the obligations related to those employee agreements, whether written or oral, listed on Schedule 1.4.

         "Good Reason" shall mean "Good Reason" as defined in the Employment Agreement.

         "Incentive Bonus" shall have the meaning set forth in Section 2.4 hereof.

         "Indebtedness" shall mean at a particular time, without duplication,
(i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingent or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit, except as set forth in Section 3.3(c)(v)), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse),
(vi) any obligations under capitalized leases with respect to which a Person is liable, contingent or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any unsatisfied obligation for "withdrawal liability" to a "multiemployer plan" as such terms are defined under ERISA.

         "Intellectual Property Rights" shall have the meaning set for in
Section 1.1(c).

         "Interest Payment" shall have the meaning set forth in Section 2.3 hereof.

         "Inventory" shall mean (i) Seller's inventory, consisting of current inventory and basic in-stock inventory, including work-in-progress and inventory in transit to Seller from its suppliers as shall be as set forth in Schedule 2.6(a) and (ii) other items of Seller's inventory, to be set forth on Schedule 2.6(b), which Seller desires to sell to Purchaser and Purchaser agrees to buy from Seller at a mutually agreed to price; Schedule 2.6(a) and Schedule 2.6(b) will be delivered by Purchaser to Seller at least two (2) days prior to Closing.

         "Inventory Purchase Price " shall have the meaning as set forth in
Section 2.6.

         "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

         "IRS" shall mean the United States Internal Revenue Service.

         "Knowledge" (including the terms "to the Knowledge" and "to the best Knowledge") shall mean, with respect to any individual, the actual knowledge of such individual; except that (i) the Knowledge of Seller (including the terms "to the Knowledge of Seller" and "to the best Knowledge of Seller") shall mean the actual knowledge of the executive officers of the Seller, Solomon (as an individual and in his capacity as an executive officer of Seller) and Barbara Baskin and (ii) the Knowledge of Purchaser (including the term "to the Knowledge of Purchaser" and "to the best Knowledge of Purchaser") shall mean the actual knowledge of the following officers of Purchaser: Michael J. Setola, Awadhesh Sinha and James McCrudden. References to "Knowledge (without any investigation)" in this Agreement shall not be a basis for any party to assert that actual knowledge does or does not require investigation.

         "Liens" shall mean any claims, mortgages, pledges, liens, security or other third party interests, conditional sales agreements, options, encumbrances or charges of any kind affecting real or personal property.

     "Major  Customer"  shall  mean any of the  following  customers  of Seller:
Nordstrom, et al, JC Penny Company, Inc., TMW Purchasing, LLC, Federated Department Stores and the Maramaxx Group.

         "Material Adverse Effect" means a material adverse effect on any Person, taken as a whole, including the Business, the Acquired Assets, financial condition, and results of operations.

         "Operating Income" shall mean gross sales less (i) sales discounts, returns and markdown allowances, specifically excluding allowances or chargebacks on account of late or non-conforming shipments which non-conforming shipments resulted from warehouse errors if the warehouse was not controlled by the Axis Division, (ii) the costs of goods sold, (iii) all design and development costs, (iv) selling, marketing and advertisement costs, including salary and benefits of those employees associated with such functions of the Axis Division, including, but not limited to, Solomon, (v) merchandising and production related costs and (vi) all amortized expenses (over a five-year period) incurred by Purchaser for construction costs for the showroom and the show booth displays for the Axis Division. The cost incurred by Purchaser in transferring the inventory from Los Angeles, California to South Carolina will not be included as a deduction from gross sales in determining Operating Income. A pro forma schedule of gross sales and deductions from gross sales that will constitute the manner in which Operating Income will be calculated hereunder will be prepared based upon Schedule 1.5 attached hereto, with such changes to
Schedule 1.5 as agreed to by Seller and Purchaser, at least thirty (30) days prior to Closing and attached hereto as Schedule 1.5.

         "Past Practice of Seller" (or "Past Practices of Seller") shall mean Seller's operational practices and methods as relates to the conduct of the Business during the three (3) years prior to Closing.

         "Person" shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Prepaid Deposits" shall mean advances to vendors, pre-paid advertising and tradeshow deposits which are scheduled to appear after the Closing Date, rent deposits, utility deposits and Fall 2002 Pre-Closing Expenses as defined in
Section 6.2(a) and premiums under the Health Plan for the month of January 2002; provided if the Closing occurs prior to January 5, 2002 Purchaser shall reimburse Seller for the full premium paid for January 2002 for the Health Plan.

         "Returns" shall mean non-damaged basic item returns from merchandise of Seller, not purchased as part of the Inventory, returned by customers on account of sales made to customers by Seller prior to the date of Closing and returned after Closing, provided said Returns are resaleable without any reduction in price.

         "Special Cause" shall mean: (i) a felony conviction concerning conduct directly related to Purchaser's business (including, but not limited to, theft or embezzlement) or (ii) Solomon's failure to perform his Special Duties, if Solomon does not cure such failure within the later of (x) 30 days of receipt of notice thereof, containing details of such failure ("Failure Notice"), or (y) the time frames otherwise delineated hereinafter. If Solomon receives a Failure Notice, and Solomon contends that his services are not in violation of his Special Duties, Solomon may dispute the Failure Notice under the arbitration procedures provided in Section 12 of Solomon's Employment Agreement. If Solomon gives notice of demand for arbitration within twenty (20) days of receiving the Failure Notice, Solomon shall remain employed pending the final arbitration decision; provided, that if the Board of Directors of Purchaser reasonably determines that Solomon's continued employment could cause irreparable harm, it may place Solomon on a fully paid leave of absence, pending the final arbitration decision. The arbitrator's findings shall include specific directions for how to cure and how to not violate or breach the Special Duties delineated in the Failure Notice and Solomon may cure the specific appropriate items within thirty (30) days after receiving notice of that final determination. If Solomon does not timely cure in accordance with the arbitrator's final determination, Purchaser may terminate Solomon's employment for Special Cause, without further notice only for a 60-day period thereafter. If Purchaser terminates Solomon's employment for Cause (and not Special Cause) as defined in Solomon's Employment Agreement, such termination shall not trigger a termination for Special Cause for Solomon's failure to fulfill his Special Duties.

         "Special Duties" shall mean the rendering of services by Solomon to Purchaser in the Business that are substantially similar to and substantially consistent with the manner, places, effort and services performed by Solomon for Seller during two years prior to the Closing.

         "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability Seller, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability Seller, partnership, association or other business entity.

         "Taxes" shall mean all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

         "Tax Return" shall mean any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

         "Transferred Employees" shall have the meaning set forth in Section
6.7.

         "Treasury Regulations" shall mean the United States Treasury Regulations promulgated under the IRC, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.


                                   ARTICLE II.

                                 THE ACQUISITION

         2.1 Purchase and Sale of the Acquired Assets. (a) Upon the terms and subject to the conditions contained in this Agreement, the Seller hereby agrees to sell, transfer, convey, assign and deliver to the Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from the Seller, the Acquired Assets at the Closing on the Closing Date.

                  (b) Purchaser hereby agrees to assume and undertake at the Closing, and on the Closing Date to pay, satisfy or discharge only, the Assumed Contracts and Assumed Liabilities and no other liabilities of the Seller, including, but not limited to, the Excluded Liabilities. Purchaser will not assume any obligations under any contracts or agreements executed between the date hereof and the Closing, unless (i) such contracts or agreements are entered into in the ordinary course of business and involve aggregate payments over the term of such contract not in excess of $25,000 or (ii) Purchaser previously consents in writing to such contracts or agreements prior to the execution thereof by the Seller; provided, however, that if such contracts or agreements are contemplated by the Budget and the aggregate payments over such contracts or agreements do not exceed the total sum (not line item) as set forth on the Budget, Seller may execute said contracts or agreements without Purchaser's written consent.

         2.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Acquired Assets shall be (a) Eleven Million Five Hundred Thousand Dollars ($11,500,000) in cash consideration, which amount shall be payable as follows: (i) $8,000,000 shall be paid as of the Closing Date by the Purchaser to the Seller in cash by wire transfer of immediately available funds to such bank account or bank accounts as shall be designated by the Seller in writing prior to the Closing Date (the "Cash Payment"), (ii) the Escrow Deposit for Termination, consisting of $1,700,000 which shall be deposited by Purchaser with the Escrow Agent on the execution of this Agreement and shall be transferred by the Escrow Agent by wire transfer pursuant to the terms of the Escrow Deposit Agreement for Termination and credited toward the Purchase Price (with the interest on the Escrow Deposit for Termination being paid to Purchaser), (iii) the Earn-Out Payments initially consisting of $1,800,000 paid in accordance with
Section 2.3 hereof, (b) the assumption or payment of (i) Assumed Liabilities and Assumed Contracts as of the Closing Date, and (ii) payment of the Inventory Purchase Price, Prepaid Deposits and Fall 2002 Pre-Closing Expenses (as defined in Section 6.2(a)) as of the Closing.

         2.3 Earn-Out Payments. Purchaser shall pay Seller, or its assignee, an earn-out of up to a maximum of $1,800,000, by making a payment to the Escrow Agent of $1,800,000 at Closing in accordance with the Escrow Agreement for Earn-Out, as follows:

                  (a) $900,000 plus all interest earned on $1,800,000, shall be paid to Seller on the first anniversary of the Closing Date, and $900,000 plus all remaining interest, shall be paid to Seller on the second anniversary of the Closing Date (the "Earn-Out Payments").

                  (b) Notwithstanding anything contained in this Section 2.3(a), if Solomon is terminated for Special Cause or terminates his employment without Good Reason, Seller shall only be entitled to the Earn-Out Payments prorated through the date of such termination and for the six (6) months following such event (which amounts shall be paid to Seller promptly). For example, assuming a Closing Date of January 4, 2002, if Solomon is terminated for Special Cause or terminates his employment without Good Reason on April 4, 2003, Seller would be entitled to $675,000 of the $900,000 Earn-Out Payment plus interest, payable on the second anniversary of the Closing Date. The foregoing notwithstanding, if Solomon dies or becomes Disabled (as defined in his Employment Agreement) or ceases employment for any reason other than termination for Special Cause or without Good Reason, Seller would be entitled to the balance of the Earn-Out Payment, plus interest. For example, if Solomon dies on April 4, 2003, Seller would be entitled to the $900,000 Earn-Out Payment plus interest payable on the second anniversary of the Closing Date.

         2.4      Incentive Bonus.

                  (a) Subject to the provisions set forth below in this Section 2.4, Seller or its assignee shall be entitled to receive an incentive bonus for each of the fiscal years 2002, 2003 and 2004 (the "Incentive Bonus") equal to twenty-five percent (25%) of the income generated from the Axis Division in excess of 90% of the greater of (i) Seller's year 2000 Operating Income or (ii) Seller's year 2001 Operating Income (the "Income Target"). Any incentive bonus for the fiscal year 2005 and beyond will be based on Purchaser's customary bonus plan, which plan currently bases bonuses on 50% of salary upon achievement of budget goals which will be mutually agreed to by Purchaser and Seller. All calculations with regard to the Operating Income for any fiscal year, for purposes of determining the annual Incentive Bonus, shall be calculated consistently with the calculations set forth in Schedule 1.5 attached hereto.

                  (b) Notwithstanding anything herein to the contrary, if (i) Solomon's Employment Agreement is terminated for Cause (as defined in the Employment Agreement) or Special Cause, (ii) Solomon terminates the Employment Agreement without Good Reason or (iii) Solomon dies or becomes Disabled (as defined in the Employment Agreement), Seller or its assignee, shall only be entitled to the Incentive Bonus earned as of the date of such termination and for the six (6) months following such date (which amounts shall be paid within ninety (90) days of the close of the books for the year in which the Incentive Bonus is earned to Seller or, its assignee).

                  (c) Except as otherwise provided herein, Purchaser shall determine the annual Incentive Bonus to be paid pursuant to this Section 2.4 by March 31 of the year following the year in which the amounts are earned, and a copy of such determination, setting forth, in reasonable detail, the Operating Income and Incentive Bonus shall be delivered to Seller (the "Payment Notice"). Payment of such amounts will be made to Seller or its assignee on March 31 of each year. If Seller or its assignee disagrees with the determination made by Purchaser, Seller shall give prompt written notice thereof, but in no event later than twenty (20) days after receipt of the Payment Notice, specifying in reasonable detail the nature and extent of such disagreement, and Purchaser and Seller shall have a period of ten (10) days in which to resolve such disagreement. If the parties are unable to resolve such disagreement within such 10 day period, the matter shall be submitted within ten (10) days thereafter to a nationally recognized independent certified public accounting firm that is mutually agreed upon by the parties and with which neither party has previously engaged to represent them, which accounting firm shall be directed to submit a final resolution within thirty (30) days. Such accounting firm's determination shall be binding on Purchaser, Seller and Solomon. In the event that the parties are unable to mutually agree upon an accounting firm within said ten (10) days the parties shall each choose an accounting firm, which two firms shall mutually choose a third accounting firm within ten (10) days, who shall prepare and submit the final resolution required herein within the said thirty (30) days. Each party shall bear the fees and expenses of its own representatives, including its independent accountants, if any, and shall share equally the fees and expenses of any firm selected to resolve any disagreement between the parties. If Purchaser is required to pay any additional amounts to Seller or its assignee, Purchaser shall pay such amount to him within fifteen (15) business days following a final determination hereunder.

                  (d) If (i) Solomon terminates his Employment Agreement for Good Reason or (ii) if Purchaser terminates Solomon's Employment Agreement without Cause or Special Cause, Seller or its assignee, as the case may be, shall be entitled to any Incentive Bonus he would otherwise be entitled to receive under his Employment Agreement and this Section 2.4 through December 31, 2004 as if Solomon's Employment Agreement was not terminated.

                  (e) Purchaser shall allow Seller, or its assignee, reasonable access to Purchaser's personnel and access to and the right to review, copy and make extracts from, all properties, equipment, books, records, workpapers, contracts and documents relating to or in any way connected with the calculation by Purchaser of the Incentive Bonus hereunder, including but not limited to all documents, ledgers, data and other supporting documentation or information supporting Purchaser's definition of Operating Income. Purchaser shall maintain all books and records concerning and/or pertaining to Operating Income through December 31, 2005.

         2.5      Acceleration of Payments.

                  (a) Any breach by Purchaser of its obligations to make payments as set forth in Section 2.3 and in Section 2.4 of this Agreement shall entitle Seller or Solomon, as the case may be, to accelerate and obtain the release of all funds in escrow relating to the Earn-Out Payments held by the Escrow Agent, provided that Seller or Solomon has given written notice of such breach (including details describing the breach) and Purchaser has not cured such breach within ten (10) days of receipt of such notice.

                  (b) Any non-monetary breaches by Purchaser of its obligations set forth in Section 2.3 and Section 2.4 shall entitle, Seller or Solomon, as the case may be in addition to any other rights or remedies of Seller or Solomon to accelerate and obtain the release of the payments of all the funds in escrow relating to the Earn-Out Payments, provided that Seller or Solomon has given written notice of such breach (including details describing such breach) and Purchaser has not cured such breach within twenty (20) days of said notice.

         2.6 Inventory. Seller hereby agrees to sell, transfer, convey, assign and deliver to the Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from Seller certain Inventory set forth in Schedule 2.6, which schedule will be updated prior to Closing as provided below, free and clear of all Liens. In addition, the parties may negotiate the purchase of additional inventory prior to the Closing Date (the "Additional Inventory"). The purchase price for the Inventory set forth on Schedule 2.6 shall be the landed cost duty paid in accordance with the import register of Seller plus costs of logos, as evidenced by actual invoices delivered to Purchaser and the purchase price for the Additional Inventory, if applicable, shall be a discounted price mutually agreed to by the parties prior to the Closing Date. The aggregate purchase price for the Inventory set forth on Schedule 2.6 and the Additional Inventory shall be the "Inventory Purchase Price", as updated, and will be paid by Purchaser at Closing. No earlier than ten (10) days prior to the Closing Date Seller shall take a physical inventory of the Acquired Assets, at which inventory Purchaser (and/or its representatives) will be present (the Closing Inventory"). Based upon the Closing Inventory, Schedule 2.6 shall be updated prior to Closing by Purchaser and Seller after Purchaser conducts such physical inventory so as to
(a) eliminate from such Schedule all Inventory listed on the original Schedule
2.6 not identified in the physical inventory or which is defective and (b) include therein all non-damaged inventory that has arrived since the date of this Agreement (with the price thereof). Inventory not purchased by Purchaser pursuant to this Section 2.6 may be sold by Seller for its own account until April 30, 2002, to any account to which Seller has previously sold Inventory consistent with the Past Practices of Seller, and Seller may utilize Salant's warehouse and systems and the Tradenames in such sales to such accounts; provided, Seller pays to Purchaser for the use of the warehouse, on a monthly basis, the following fees: (i) .50(cent) per unit for Inventory for specialty stores and (ii) .25(cent) per unit for Inventory for department or other major stores.

         2.7 Returns. Seller hereby agrees to sell, transfer, convey, assign and deliver to the Purchaser, and Purchaser hereby agrees to purchase, acquire and accept from Seller, the Returns of undamaged, basic items, free and clear of all Liens. The purchase price for the Returns shall be the lower of actual costs or market costs (the "Returns Purchase Price"), and will be paid by Purchaser within 30 days of accepting to purchase said Returns. Seller shall have the right to sell any returns not acquired by Purchaser pursuant to this Section 2.7 to any account to which Seller has previously sold Returns consistent with the Past Practices of Seller, until the later of April 30, 2002 or 120 days following receipt of such returns, and Seller may utilize Salant's warehouse and systems and the Tradenames in such sales; provided, Seller pays to Purchaser for the use of the warehouse, on a monthly basis, a fee of .20(cent) per unit for the handling and receipt of Returns. In addition, Seller shall pay Purchaser a shipping fee of .25(cent) per unit for all undamaged Returns; no shipping charges shall be charged for damaged Returns.

         2.8 Noncompetition. As additional consideration for Purchaser's agreement to purchase the Acquired Assets, Inventory and Returns and pay the Purchase Price, Solomon has agreed to the noncompetition provisions contained in
Section 9 of the Employment Agreement which is attached hereto as Exhibit C (the "Restrictive Covenant"). Solomon represents and acknowledges that the Restrictive Covenant is being entered into in connection with Seller's sale of the Acquired Assets, Inventory and Returns to Purchaser , and in the absence of these covenants Seller understands that the sale would not be consummated by Purchaser.

         2.9 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at 10:00 a.m. at the offices of Pryor Cashman Sherman & Flynn LLP, 410 Park Avenue, New York, New York 10022 on January 4, 2002, or at such other time, date or place as the parties may mutually agree. The actual date of the Closing is sometimes referred to herein as the "Closing Date".

        2.10 Allocation The $11,500,000 portion of the Purchase Price shall be allocated for tax purposes to the Acquired Assets as set forth on Schedule 2.10 which will be in a manner which complies with Section 1060 of the IRC with respect to the allocation of the Purchase Price (as well as any Assumed Liabilities) among the Assets. The allocation shall be consistently reported by Purchaser and Seller on Form 8594 in compliance with Section 1060 of the IRC based upon an asset valuation mutually agreed to by Purchaser and Seller.


                                  ARTICLE III.

                              CONDITIONS TO CLOSING

         3.1 Conditions to Purchaser's Obligations to Close. The obligations of Purchaser to consummate the Acquisition is subject to the satisfaction at the time of the Closing of the following conditions (any or all of which may be waived by Purchaser in Purchaser's sole discretion):

(a) The representations and warranties of the Seller made in this Agreement and in each of the other agreements to be delivered in connection with the Acquisition shall be true and correct in all material respects as of the date of this Agreement and as of the time of Closing as though made as of such time, and the Seller shall have performed in all material respects each and every covenant contained in this Agreement required to be performed by them by the time of the Closing.

(b) The Acquisition as provided in this Agreement and each of the other agreements shall not violate any applicable law or governmental regulation and, except as otherwise provided in this Agreement, shall not subject Purchaser to any tax, penalty or liability under or pursuant to any applicable law or governmental regulation or order.

(c) There shall be no action, suit, investigation, or proceeding pending, or to the knowledge of the Seller, threatened against the Seller, or rights, including, without limitation, the Acquired Assets, Inventory, Returns or any of the Seller's officers or directors, before any court, arbitrator or administrative or governmental body which (i) seeks to restrain, enjoin, prevent the consummation of the transactions contemplated by this Agreement or (ii) questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

                  (d) Seller shall have delivered to Purchaser the Consents and any other approvals, authorizations, exemptions or waivers (including regulatory or governmental approvals) that are necessary for the consummation of the transactions contemplated hereby or that are required to prevent a breach of or default under, a termination or modification of, or acceleration of the terms of, any Assumed Contract, in each case pursuant to instruments in form and substance reasonably satisfactory to Purchaser; provided, however, Seller shall not be required as a closing condition to deliver the consent for (i) any Assumed Contract (other than those relating to computer software, hardware and computer equipment) if the monthly payments by Seller thereunder do not exceed $500, or (ii) the Health Plan.

                  (e) Purchaser shall have received an opinion from Silver & Freedman, counsel to Seller, dated the Closing Date substantially in the form attached as Exhibit I hereto.

                  (f) Purchaser shall have received from the Seller all of the items to be delivered in accordance with Section 3.2 below.

                  (g) Purchaser shall have received from Katz &Varon unaudited financial statements for the Seller for the year ended December 31, 2000 and audited financial statements for the nine month period ending September 30, 2001.

3.2. Deliveries by the Seller. The Seller agrees to deliver (or cause to be delivered) to the Purchaser at the Closing on the Closing Date the following agreements and documents, all reasonably satisfactory in form and substance to Purchaser and their legal counsel (all Exhibits attached to this Agreement shall be deemed reasonably satisfactory to Purchaser and its legal counsel):

     (a) duly executed Escrow Agreement for Earn-Out, substantially in the form as set forth on Exhibit A.

     (b) a duly executed Bill of Sale for all Acquired Assets, Inventory and Returns, substantially in the form as set forth on Exhibit D (the "Bill of Sale").

     (c) a duly executed  Assignment  and  Assumption  Agreement for all Assumed
Liabilities and Assumed Contracts, substantially in the form as set forth on Exhibit E (the "Assignment and Assumption Agreement").

     (d) duly executed Employment Agreement of Solomon.

     (e) all documents of title, if any, necessary to transfer to Purchaser any of the Acquired Assets, Inventory or Returns.

     (f) subject to Purchaser satisfying the condition set forth in Section 3.3(c)(v), evidence that the Acquired Assets are free and clear of all Liens, including, without limitation, UCC-3s and payoff letters from Seller's lenders.

     (g) all assignments necessary to transfer to Purchaser complete rights in all Intellectual Property Rights in each case included within the Acquired Assets, and other intangible personal property owned by the Seller, substantially in the form as set forth on Exhibit J.

     (h) all documents, if any, containing or related to proprietary information being purchased by Purchaser pursuant hereto.

     (i) a certificate dated the Closing Date and signed by an executive officer of the Seller confirming the matters set forth in Section 3.1(a) and Section 3.1(d) above, in the form of Exhibit F attached hereto.

     (j) (I) a certificate of the Seller's corporate secretary or assistant secretary as to the Seller's Certificate of Incorporation and By-laws and all amendments to date as being in full force and effect, with true, correct and complete copies of such resolutions, Certificates of Incorporation and By-laws attached thereto, (II) a certificate of subsistence and/or good standing of the Seller dated as of a recent date prior to the Closing, issued by the Secretary of State of California and of each other state in which the Seller is qualified to do business and (III) certified copies of resolutions duly adopted by the board of directors of the Seller and the consent of the stockholders of Seller, in each case authorizing the execution, delivery and performance of this Agreement and of each of the other agreements contemplated hereby to which the Seller is a party.

     (k) a duly executed interim lease for space located at 8500 Higuera Street, Culver City, California 90232 in the form of Exhibit H attached hereto (the "Interim Lease").

(l)      a duly executed Culver City Lease.

     (m) original copies of all Consents.

     (n) duly executed copies of all other deeds, endorsements, assignments, consents of third parties and other instruments as, in the opinion of counsel to the Purchaser, are necessary to transfer title of the Acquired Assets.

3.3. Conditions to the Seller's Obligations. The obligation of the Seller to consummate the Acquisition is subject to the satisfaction at the time of the Closing of the following conditions (any or all of which may be waived by Seller in its sole discretion):

     (a) Upon  Seller's  satisfaction  of the  closing  conditions  set forth in
Section 3.2 (or express waiver therefrom by Purchaser), Purchaser shall pay to the Seller or Escrow Agent, as the case may be (i) the Cash Payment due on the Closing Date in accordance with Section 2.2 above, (ii) the Escrow Deposit for Termination (to be released to Seller in accordance with the terms of the Escrow Deposit Agreement for Termination), (iii) the Inventory Purchase Price, (iv) the Pre-Paid Deposits, and (v) the Earn-Out Payments.

     (b) The representations and warranties of Purchaser made in this Agreement and in each other agreement to be delivered in connection with the Acquisition shall be true and correct in all material respects as of the date of this Agreement and as of the time of Closing as though made as of such time and Purchaser shall have performed in all material respects each and every covenant contained in this Agreement required to be performed by Purchaser by the time of the Closing.

     (c) Purchaser shall have delivered to the Seller the following:

     (i)      a duly executed Assignment and Assumption Agreement;

     (ii)     a duly executed Employment Agreement of Solomon;

     (iii) a certificate dated the Closing Date and signed by an executive officer of the Purchaser confirming the matters set forth in Section 3.3(b) above, in the form of Exhibit F attached hereto;

     (iv) (A) a certificate of the Purchaser's corporate secretary or assistant secretary as to the Purchaser's Certificate of Incorporation and By-laws and all amendments to date as being in full force and effect, with true, correct and complete copies of such resolutions, Certificates of Incorporation and By-laws attached thereto, (B) a certificate of subsistence and/or good standing of the Purchaser dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware, and (C) certified copies of resolutions duly adopted by the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and of each of the other agreements contemplated hereby to which the Purchaser is a party;

     (v) a duly executed indemnity letter issued by Purchaser's lender, in favor of GMAC Commercial Credit LLC ("GMAC") substantially in the form of Exhibit M attached hereto, securing only those letters of credit relating to Spring, Summer and Fall 2002 seasons Inventory, including work in process; and

     (vi) a duly executed Interim Lease and Culver City Lease.

     (e) Purchaser shall have delivered to the Seller duly executed copy of all other deeds, endorsements, assignments, consents of third parties and other instruments as, in the opinion of counsel to the Seller, are necessary to evidence the assumption by Purchaser of the Assumed Liabilities.

     (f) Purchaser shall assume the obligations under the existing employment arrangements between (i) the Seller and Barbara Baskin and (ii) between Axis Hong Kong Limited and Christin Cheung as set forth on Schedule 3.3(f) with respect to Christin Cheung.

     (g) Purchaser shall (x) have offered a severance package consistent with Purchaser's customary severance package and (y) assume the employment arrangements existing prior to Closing between Seller and the following employees: Gregory Collins, James Campbell, William Haugh and Christopher Calligan.

     (h) Seller shall have received an opinion from Pryor Cashman Sherman & Flynn LLP, counsel to Purchaser, dated the Closing Date substantially in the form attached as Exhibit K hereto.

         3.4 Frustration of Conditions. No party may rely upon the failure of any condition set forth in this Article III to be satisfied if such failure was caused by such party's failure to act in good faith or to use its best efforts to cause the Closing to occur.


                                   ARTICLE IV.

             REPRESENTATIONS AND WARRANTIESOF THE SELLER AND SOLOMON

         The Seller and Solomon, jointly and severally, hereby represent and warrant to the Purchaser as follows:

         4.1 Organization; Corporate Power and Licenses. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California and to the Knowledge of Seller is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to so qualify, except as otherwise provided on Schedule
4.1. Except as otherwise provided on Schedule 4.1, the Seller possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on the Business as now conducted and to carry out the transactions contemplated by this Agreement. No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person are included in the Acquired Assets.

         4.2 Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which the Seller is a party have been duly authorized by the Seller. This Agreement and all other agreements contemplated hereby to which the Seller or Solomon is a party each constitutes a valid and binding obligation of the Seller or Solomon, as the case may be, enforceable against each in accordance with its terms, except as limited by those specific qualifications contained in Section 7 of the Opinion Letter of Silver & Freedman, APLC attached hereto as Exhibit I and except that (a) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery by the Seller or Solomon of this Agreement and all other agreements contemplated hereby to which the Seller or Solomon is a party, the purchase and sale of the Acquired Assets, Inventory and Returns, and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller or Solomon, as the case may be, do not and shall not (i) conflict with any provision of the Articles of Incorporation or by-laws of Seller; (ii) conflict with, result in a breach of, or constitute a default under any applicable law, judgment, order, ordinance, decree, rule, regulation or ruling of any court or governmental instrumentality; (iii) subject to Seller obtaining the Consents, result in a breach of, conflicts with, constitute a default under or permit any party to terminate, modify, accelerate the performance of or cancel the terms of, any agreement, lease, license, indenture, instrument of indebtedness or other obligations to which Seller or Solomon is a party or by which Seller or Solomon may be bound; or (iv) create any liability, mortgage, lien, pledge, condition or encumbrance of any nature whatsoever upon any of the Acquired Assets, Inventory or Returns, except as contemplated by this Agreement.

         4.3 Regulatory Approval. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Seller or Solomon of this Agreement or the other agreements contemplated hereby, or the consummation by the Seller or Solomon of the transactions contemplated hereby or thereby.

         4.4      Financial Statements.

                  (a) Attached hereto as Schedule 4.4 are the financial statements of the Seller, which financial statements contain balance sheets, profit and loss statements and cash flow statements, for the year ended on December 31, 2000 ("Financial Statements"). Said Financial Statements have been reviewed in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, by Katz and Varon, independent public accountants.

                  (b) Such Financial Statements (including in all cases the notes thereto) have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP") applied consistently during the periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of the Seller at the dates of said statements and the results of its operations for the periods covered thereby.

         4.5 Affiliated Transactions. Except as set forth on Schedule 4.5 hereto, no officer, director, employee, stockholder, or Affiliate of the Seller or any individual related by blood, marriage, or adoption to any such individual or any entity in which such person or individual owns any beneficial interest, is a party to any agreement, contract, commitment, or transaction with the Seller or has any interest in the Acquired Assets, Inventory or Returns.

         4.6 No Material Adverse Change. Since December 31, 2000, Seller has conducted the Business only in the ordinary course of business consistent with Past Practices of Seller, and there has been no material adverse change in the Business, Acquired Assets, condition (financial or otherwise), results of operations, or properties of the Seller.

         4.7 Consents. Schedule 4.7 sets forth (i) those Assumed Contracts which require consent for assignment to Purchaser and (ii) all other consents from third parties or otherwise, required to consummate the Acquisition. Except as provided in Schedule 4.7 hereto, no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with, any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any contract to which Seller or Solomon is a party is required or declaration to or filing with any governmental or regulatory authority, or any other third party is required to
(a) execute this Agreement, (b) consummate this Agreement and the transactions contemplated hereby, (c) permit Seller to assign or transfer the Acquired Assets, Inventory or Returns to Purchaser or (d) enable Purchaser to conduct the Business in the same manner as such Business is presently conducted.

         4.8 Assets. Except as set forth on Schedule 4.8 hereto, the Seller has good title to the Acquired Assets, Inventory and Returns, free and clear of all Liens, except for Liens for current taxes not yet due and payable. The Acquired Assets are in good operating condition in all respects (ordinary wear and tear excepted) as required for their use in the ordinary course of the Business as presently conducted. Except as set forth on Schedule 4.8 hereto, the Seller owns, together with the Acquired Assets, all rights, properties, Intellectual Property Rights, proprietary information and other assets necessary for the conduct of its businesses as presently conducted.

        4.9 Real Property. The Acquired Assets do not include any owned real estate. Attached hereto as Exhibit H is the Interim Lease. The Interim Lease, at the Closing, will be in full force and effect, and there will be no parties in possession of all or any portion of the premises covered by the Interim Lease (other than public rights of way) other than Purchaser, whether as lessees, tenants at will, trespassers or otherwise. To Seller's and Solomon's knowledge, no zoning, building or other federal, state or municipal law, ordinance, regulation or restriction is violated by the continued maintenance, operation or use of the premises covered by the Interim Lease or any tract or portion thereof or interest therein in its present manner. At Closing all necessary licenses, permits and authorizations required by any governmental authority with respect to the premises leased pursuant to the Interim Lease will have been obtained, will be validly issued and will be in full force and effect. Seller is not, and to Seller's knowledge, no other party is in default under its existing lease.

         4.10 Tax Matters. Except as set forth on Schedule 4.10, Seller has filed or caused to be filed all federal, state, county, local or city tax returns affecting the Business or the Acquired Assets, Inventory and Returns which are required to be filed by Seller, and all taxes assessments and other governmental charges which are due and payable have been timely paid or extensions thereto have been timely filed. There are no tax liens of record upon the Business or the Acquired Assets, Inventory or Returns, except taxes accrued but not yet assessed. Seller has received no notice of any tax deficiency or delinquency. No Internal Revenue Service audit of Seller is pending or to the knowledge of the Seller, threatened and, for the periods of the Financial Statements, the results of any completed audits are properly reflected in the Financial Statements. All monies required to be withheld by Seller from employees or collected from customers for income taxes, social security and unemployment insurance taxes and sales, excise and use taxes, and the portion of any such taxes to be paid by Seller to governmental agencies or set aside in accounts for such purposes have been so paid or set aside, or such monies have been approved, reserved against and, for the periods of the Financial Statements, entered upon the books and Financial Statements.

         4.11 Contracts. Schedule 4.11 lists all Assumed Contracts (copies of which have heretofore been delivered to Purchaser) and describes all currently effective oral agreements and commitments, if any, to which the Seller and, as may affect the Business, Solomon are a party. Except as set forth in Schedule
4.11 hereto, (i) all such contracts (other than customer and supplier purchase orders) constitute valid and binding agreements of each of the parties thereto, enforceable in accordance with their terms, (ii) except as provided in Schedule 4.11, with respect to such contracts there are no existing defaults by the Seller, nor does the Seller have Knowledge (without any investigation) of any existing defaults by any of the other parties thereto, and to the Knowledge of the Seller (without any investigation) there is no event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under such contracts by the Seller, nor does the Seller have Knowledge (without any investigation) of any existing event relating to any of the other parties thereto which would constitute a default and (iii) there are no negotiations pending or in progress to revise, modify, terminate or extend any contract.

         4.12 Intellectual Property Rights. Schedule 4.12 hereto sets forth a list of the Intellectual Property Rights of the Seller and all applications for any Intellectual Property Rights running to the Seller or Solomon are material to the Business. Except as set forth on Schedule 4.12, (i) the Seller or Solomon owns, or is licensed or otherwise has the right, to use all registered Intellectual Property Rights set forth on Schedule 4.12, and (ii) the Intellectual Property Rights set forth on such list are free and clear of any Lien (other than Liens held by GMAC which will be released at Closing) and neither the Seller nor Solomon has received written notice of any adversely-held Intellectual Property Right of any other Person, or notice of any charge or claim of any Person relating to such Intellectual Property Rights or any process or confidential information of the Seller and, to Seller's and Solomon's Knowledge, there is no basis for any such charge or claim, and (iii) neither the Seller, Solomon nor their respective predecessors, if any, have conducted the Business at any time during the period beginning five years prior to the date hereof under any corporate or partnership, trade or fictitious names other than as set forth on Schedule 4.12.

         4.13 Inventory. All of the Inventory consists of quality and quantity usable and salable in the ordinary course of business. All Inventory and Returns are free of any material defect or other material deficiency in material and workmanship and is usable and suitable for its intended purpose, except for non first quality work in process, inventory in transit and finished goods inventory arising in the ordinary course of business, or certain Inventory that fails to meet such standards where the cumulative effect of such failure would not have a Material Adverse Effect.

         4.14     Litigation.

                  (a) Except as set forth on Schedule 4.14, there are no actions, suits, proceedings, orders, investigations or claims pending or, to the Seller's Knowledge, threatened against the Seller, or, as it relates to the Business, Solomon (or to the Seller's Knowledge, pending or threatened against Solomon or any of the officers, directors or key employees of the Seller with respect to the Business), or pending or threatened by the Seller against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement).

                  (b) The Seller is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the Seller's Knowledge, any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit), and, to the Seller's Knowledge, there is no basis for any of the foregoing.

                  (c) Neither the Seller nor Solomon is subject to any judgment, order or decree of any court or other governmental agency, or received any written opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability which may be material to the Business.

         4.15 Brokerage. Except as set forth in Section 9.1, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Seller. Except as set forth in Section 9.1, the Seller shall pay, and hold Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

         4.16 List of Employees. Schedule 4.16 contains a complete and correct list of all managers, employees, consultants and independent contractors, including, without limitation, sales agents or sales representatives of the Seller relating to the Business, showing the name, hire date, department, base salary or wage rate (if applicable) and estimated annual salary.

         4.17 Employees; Labor Matters. The Seller employs approximately 70 full-time employees and 3 part-time employees at the date of this Agreement. The Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as described in Schedule 4.17, upon termination of the employment of any of said employees, no employee is entitled to severance or other payments, other than regular and overtime wages earned through the date of termination and accrued vacation. Except as described in Schedule 4.17, the Seller has no formal policy of paying any employee for vacation or sick leave accrued at the time of termination. Except as described in Schedule 4.17, the Seller has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment or services. Except as described in Schedule 4.17, Seller has not entered into any employment agreements or understandings, either written or oral, with any of its employees. The Seller is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. There are no formal charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or to the Knowledge (without any investigation) of the Seller threatened against the Seller. None of the employees of the Seller are represented by a union or subject to a collective bargaining agreement, and no question concerning representation exists or, to the Seller's Knowledge (without any investigation), is threatened or asserted respecting the employees of the Seller. To the Knowledge of the Seller (without any investigation), there are no grievances, complaints or charges that are pending under any dispute resolution procedure. No arbitration or similar proceeding is pending and no claim therefor has been asserted. The Seller is, and at all times has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986, as amended. To the Knowledge of Seller (without any investigation), there are no pending or threatened changes in status with respect to (including, without limitation, resignation of) the senior management or key supervisory personnel of the Seller nor has the Seller received any notice or information concerning any prospective change in status with respect to such senior management or key supervisory personnel.

         4.18     ERISA.

                  (a) Seller has delivered to Purchaser each employment, consulting, bonus, deferred compensation, incentive compensation, severance, termination or post-employment pay, disability, hospitalization or other medical, dental, vision, life or other insurance, stock purchase, stock option, stock appreciation, stock award, pension, profit sharing, 401(k) or retirement plan, agreement or arrangement, and each other employee benefit plan or arrangement arising out of the employment or the termination of employment of an employee, former employee, retiree or sales personnel by the Seller, whether written or oral, tax-qualified under the IRC or non-qualified, whether covered by ERISA, or not, maintained or contributed to by the Seller covering its employees, former employees, retirees or sales personnel (collectively, "Plans"). Any Plan maintained by the Seller that has subsequently been terminated was terminated in compliance with the requirements of the IRC and ERISA and all liabilities under any such Plan were fully satisfied. To the Knowledge of the Seller, the Seller has no oral or written formal or informal plan or commitment, whether covered by ERISA or not, to create any additional plan, agreement or arrangement or to modify or change any existing Plan in any manner that would affect any of its employees, former employees, retirees or sales personnel. The Seller has delivered to Purchaser annual expenses for wages, sales commissions, bonuses, group health plan, 401(k) plan, and any other plan for the last three fiscal years.

                  (b) Any plan, including but not limited to any plan that was an "employee pension benefit plan" covered by Section 3(2) of ERISA, that the Seller ever sponsored or maintained, or in which the Seller ever participated or contributed, on behalf of its employees, former employees, retirees or sales personnel which was subsequently terminated, was terminated in compliance with the requirements of the IRC and ERISA and the Seller has not incurred any liability with respect to such plan or the termination of such plan that is due and owing and has not yet been satisfied under the terms of the plan, the IRC, ERISA or any other law or regulation pursuant to which the Purchaser may incur liability or have liability attributed to them under any federal, state or local law as a result of the consummation of the transactions contemplated by this Agreement. The Seller does not maintain, nor has it ever maintained or contributed to: (i) a "multiemployer plan", as that term is defined in Section 3(37) of ERISA. No amount is due or owing from the Seller on account of a "multiemployer plan" or on account of any withdrawal therefrom or (ii) a "defined benefit plan" as defined in Section 3(35) of ERISA. The Seller does not have any liability under (or with respect to) any "defined benefit plan".

                  (c) Except for the Health Plan and the Pacific Care Dental Plan provided to Purchaser by Seller and any obligations of Seller for workers compensation and unemployment insurance required by law, the Seller does not maintain or have any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the IRC or as required under applicable state law).

                  (d) Each Plan and all related trusts, insurance contracts, and funds have been maintained, funded and administered in compliance in all material respects with all applicable laws and regulations, including but not limited to ERISA and the IRC, and all required governmental filings and material participant disclosures have been made on a timely basis. None of the Seller, any trustee or administrator of any Plan, or any other person has engaged in any transaction with respect to any Plan which could subject the Seller, or any trustee or administrator of any Plan, or any party dealing with any Plan, or the Purchaser to any tax or penalty imposed by ERISA or the IRC including, without limitation, under Title I of ERISA of under Sections 4971 through 4980B (inclusive) of the IRC. No actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened and the Seller has no Knowledge of any acts which could give rise to or be expected to give rise to any actions, suits, claims, complaints charges, proceedings, hearings, investigations or demands. No Plan that is subject to the funding requirements of Section 412 of the IRC or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of the IRC and ERISA, whether or not waived. There is no judgment, decree, injunction, ruling or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof in that capacity.

                  (e) Each Plan that is intended to be qualified under Section 401(a) of the IRC, and each trust forming a part thereof, has received a post Tax Reform Act of 1986 favorable determination letter from the IRS as to the qualifications under the IRC of such Plan and the tax-exempt status of such related trust and to Seller's Knowledge nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax-exempt status of such related trust.

                  (f) No underfunded "defined benefit plan" has been, during the five years preceding the Closing Date, transferred out of the controlled group of companies (as defined in Section 414 of the IRC) of which the Seller is a member or was a member during such five-year period.

                  (g) As of the Closing Date and as to each Plan, all required or recommended payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued in accordance with generally accepted accounting principals. No Plan has any material unfunded liabilities. All Plans providing "welfare type" benefits are fully insured.

                  (h) With respect to each Plan, the Seller has provided the Purchaser with true, complete and correct copies, to the extent applicable, of
(A) all documents pursuant to which the Plans are maintained, funded and administered, including, without limitation, true and complete copies of the Plans, the trusts and other contracts (including any amendments to any of the foregoing) relating to the Plans and all other relevant documents governing or relating to the Plans in effect on the date hereof (including, without limitation, the latest summary plan description, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, (D) the three most recent financial statements, (E) all governmental rulings, determinations, and opinions (and pending request for governmental rulings, determinations and opinions) including, without limitation, the latest favorable determination letter issued by the IRS for each of the Plans as applicable and (F) the most recent valuation (but in any case at least one that has been completed within the last calendar year) of the present and future obligations under each Plan that provides post-retirement or post-employment health, life insurance, accident or other "welfare-type" benefits.

                  (i) For purposes of this Section 4.18, the term "Seller" includes all organizations under common control with the Seller pursuant to
Section 4l4(b) or (c) of the IRC.

                  (j) Each Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA may be terminated after the Closing Date upon no more than sixty (60) days notice in accordance with the terms of any underlying contract, including the termination provisions thereof, without liability to the Seller other than liabilities relating to claims incurred prior to the effective date of the termination of such Plan.

                  (k) There are no agreements or arrangements between the Seller and an individual consultant, former consultant, employee or former employee, director or former director obligating the Seller to make any payment to or accelerate the timing of or vesting in any payment or stock based compensation for any such individual as a result of the transactions contemplated by this Agreement.

         4.19 Compliance with Laws. In operating the Business, except as set forth on Schedule 4.19, Seller has complied in all material respects with all applicable federal, state and local laws, rules, regulations, ordinances, codes, statutes, judgments, orders and decrees. Neither the ownership or use of the properties of Seller relating to the Business nor the conduct of the Business conflicts with the rights of any other person, firm or corporation and the Seller has not received notice of any such violation.

         4.20     Environmental and Safety Matters.

                 (a) The operations of the Seller and the premises leased pursuant to Seller's existing lease and the Interim Lease are, and will be in material compliance with all applicable Environmental Laws.

                  (b) Neither the Seller nor Solomon has received notice of any pending or threatened claim of any violation of any applicable Environmental Law with respect to the Business or the premises leased pursuant to Seller's existing lease and the Interim Lease.

                  (c) The Seller has obtained and is in compliance with all necessary permits or authorizations that are required under Environmental Laws to operate the facilities, assets and Business of the Seller;

                 (d) No Environmental Claims have been asserted against the Seller or, to the Knowledge of the Seller, any predecessor in interest nor does the Seller have Knowledge or notice of any threatened or pending Environmental Claim against the Seller, Solomon or any predecessor in interest which is reasonably likely to result in Environmental Liabilities;

                 (e) To the Knowledge of the Seller, no Environmental Claims have been asserted against any facilities that may have received hazardous materials generated by the Seller or any predecessor in interest which is reasonably likely to result in Environmental Liabilities;

                 (f) The Seller and Solomon further represent that they have delivered to Purchaser true and complete copies of all environmental reports, studies, investigations or correspondence regarding any Environmental Liabilities of the Seller, or any environmental conditions at any of the property covered under the Interim Lease and the Culver City Lease.

         4.21 Customers, Distributors and Suppliers. Schedule 4.21(a) includes a list of the top ten (10) customers of the Seller as of August 31, 2001. Schedule 4.21(b) includes a list of the top ten (10) suppliers of the Seller as of August 31, 2001. No customer responsible for in excess of 5% of the Seller's gross sales during the last twelve months has canceled or otherwise terminated its relationship with the Seller, nor has any customer, distributor or supplier during the last twelve months decreased materially its services, supplies or materials to the Seller or its usage or purchases of the services or products of the Seller. Except as provided in Schedule 4.21(c), no customer or supplier which individually accounts for at least $200,000 in sales to or from Seller has, to the Knowledge of the Seller (without any investigation by Seller), any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Seller to decrease materially or limit its services, supplies or materials to the Seller or its usage, purchase or distribution of the services or products of the Seller; provided, however, if Seller provides prompt notice to Purchaser under Section 6.1(c) or (f) hereunder of such a plan or intention by a customer or supplier that Seller obtains Knowledge of after the date hereof and prior to the Closing Date, Purchaser may not rely on such disclosure or fact as a basis to assert a breach of this
Section 4.21 by Seller. No customer or supplier has, or currently is, requiring the payment of any fees or other amounts, the return of any portion of amounts due to the Seller, or any other arrangement whereby the Seller must compensate the customer or supplier for displaying the products of the Seller.

         4.22 Assets Conveyed. Except for the Excluded Assets, the Acquired Assets, Inventory and Returns comprise substantially all of the assets, owned, used or held for use in connection with, or that are otherwise related to the conduct of, the Business as presently conducted by the Seller on the date of this Agreement.

         4.23 Orders, Commitments and Returns. Schedule 4.23(a) will substantially set forth the aggregate amounts of all unfulfilled orders for the sale of merchandise for Spring and Summer 2002 will be delivered to Purchaser no later than November 15, 2001. Schedule 4.23(b) will substantially set forth the aggregate amounts of all unfulfilled orders for the sale of merchandise for orders for prior to Spring 2002 that are 90% or greater of Seller's list price that will be shipped after Closing and will be delivered to Purchaser no later than December 15, 2001.

         4.24 Disclosure. Neither this Agreement nor any of the exhibits, schedules or attachments, written statements, documents, certificates or other items prepared or supplied (pursuant to the express terms of this Agreement) to the Purchaser by or on behalf of the Seller with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.


                                   ARTICLE V.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to the Seller as follows:

         5.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, its jurisdiction of incorporation and has the corporate power and authority to enter into this Agreement and all other agreements contemplated hereby to which Purchaser, is a party, and to carry out the transactions contemplated hereby and thereby.

         5.2 Authorization. The Board of Directors of Purchaser has duly authorized the execution and delivery of this Agreement and all other agreements contemplated hereby to which Purchaser, is a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby. No other corporate or other proceedings on the part of Purchaser are necessary to authorize this Agreement or any other agreements contemplated hereby to which Purchaser is a party or the transactions contemplated hereby or thereby.

         5.3 Valid and Binding Agreement. This Agreement and all other agreements contemplated hereby to which Purchaser is a party, constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, except that (a) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        5.4 No Violation. Subject to Seller obtaining the Consents and Purchaser obtaining the Consent of The CIT Group/Commercial Services, Inc. ("CIT") no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any material contract to which Purchaser is a party is required for the execution, delivery and performance of this Agreement or any of the agreements or instruments contemplated hereby. Subject to Seller obtaining the Consents and Purchaser obtaining the consent of CIT, neither the execution, delivery and performance of this Agreement and such other agreements and instruments (with or without the giving of notice, the lapse of time, or both) nor the consummation of the transactions contemplated hereby (i) conflicts with the Certificate of Incorporation or bylaws of Purchaser; (ii) conflicts with, results in a breach of, or constitutes a default under any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality or (iii) conflicts with, results in a breach of, constitutes a default under, permits any party to terminate, modify, accelerate the performance of or cancel the terms of, any agreement, lease, instrument of indebtedness, license or other obligations to which Purchaser is a party, or by which Purchaser may be bound, such that Purchaser could not acquire or operate the Assets.

         5.5 Regulatory Approval. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required in connection with the execution, delivery and performance by the Purchaser of this Agreement or the other agreements contemplated hereby, or the consummation by the Purchaser of the transactions contemplated hereby or thereby.

         5.6 Brokerage. Except as set forth in Section 9.1, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Purchaser. Except as set forth in Section 9.1, the Purchaser shall pay, and hold Seller and Solomon harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

         5.7 Disclosure. Neither this Agreement nor any of the exhibits, schedules or attachments, written statements, documents, certificates or other items prepared or supplied (pursuant to the express terms of this Agreement) to the Seller by or on behalf of the Purchaser with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.


                                                    ARTICLE VI.

                            COVENANTS OF THE PARTIES

6.1 Covenants of the Seller. The Seller hereby covenants and agrees with Purchaser as follows:

                  (a) Ordinary Conduct. Except as expressly permitted by the terms of this Agreement or as set forth on Schedule 6.1(a) hereto, from the date hereof until the Closing, the Seller will conduct the Business in the ordinary course in substantially the same manner as presently conducted and consistent with the Past Practices of Seller and the Budget. In addition, except as expressly permitted by the terms of this Agreement or as set forth in the Budget, the Seller will not do any of the following prior to the Closing without the prior written consent of Purchaser, which shall not be unreasonably withheld or delayed:

     (i) amend Certificate of Incorporation or By-laws or other comparable governing instruments of the Seller;

     (ii) enter into any employment agreement (other than employees with annual salaries less than $25,000) or collective bargaining agreement, change any compensation or benefits or grant any material new compensation or benefits payable to or in respect to any officer or employee of Seller except annual increases to salaries or wages that are consistent with Past Practice of Seller and which do not exceed 5% for each individual;

     (iii) amend any material term of any of its outstanding securities;

     (iv) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles;

     (v) acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, except in the ordinary course of business consistent with Past Practice of Seller;

     (vi) sell, lease or otherwise dispose of any of the Acquired Assets other than the sale of Inventory in the ordinary course of business or the disposition of other assets with an aggregate value of $10,000 or less;

     (vii) amend, modify, terminate, extend, renew or restate any contract including, without limitation, any benefit, plan or program, other than in the ordinary course of business consistent with Past Practice of Seller;

     (viii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any Plan, whether past or present, except for severance payments;

     (ix) permit any of its insurance policies to be canceled or terminated (prior to Closing) or any of the coverage thereunder to lapse (prior to Closing), unless simultaneously with such termination, cancellation or lapse, replacement policies are in full force and effect providing coverage, in form, substance and amount equal to or greater than the coverage under those canceled, terminated or lapsed;

     (x) change or modify in any material respect existing inventory management or credit and collection policies, procedures and practices with respect to accounts receivable;

     (xi) change or modify in any material respect existing payment policy, procedures and practices with respect to accounts payable; or

     (xii) agree, whether in writing or otherwise, to do any of the foregoing.

                  Except as specifically permitted hereby, the Seller shall not take any action prior to the Closing that would, or that would reasonably be expected to, result in any of the representations and warranties of the Seller set forth in this Agreement becoming untrue in any material respect or the representations and warranties of Seller set forth in this Agreement which are qualified as to materiality or Material Adverse Effect becoming untrue.

     (b) Other Transactions. The Seller agrees that prior to the Closing, it will not, and will cause the Seller's directors, officers, representatives and agents not to, directly or indirectly, take any action to solicit, encourage, initiate or facilitate (including by way of making available or furnishing information) any inquiries, proposals or offers with respect to any merger or consolidation involving the Seller, the acquisition of any shares of common stock or warrants to purchase common stock or the acquisition of all or substantially all the assets of the Seller or the Acquired Assets, Inventory or Returns by any person other than Purchaser or its permitted assignees. The Seller agrees to notify (and to provide all material details) promptly if the Seller shall be approached, directly or indirectly, by any person with respect to any such inquiries, proposals or offers.

     (c) Notices of Certain Events. The Seller shall promptly provide Purchaser, with a notice, if between the date hereof and the Closing Date, Seller becomes aware of:

     (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

     (ii) any notice or other communication from any governmental entity in connection with the transactions contemplated by this Agreement;

     (iii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened, relating to or involving or otherwise affecting the Seller that, if pending on the date of this Agreement, would have been required to have been disclosed in the Schedules hereto or that relate to the consummation of the transactions contemplated by this Agreement;

     (iv) the occurrence, or failure to occur, of any condition, event or development that (A) causes a breach of any representation or warranty of the Seller contained in this Agreement at any time from the date hereof to the Closing Date becoming untrue in any material respect or the representations and warranties of Seller set forth in this Agreement which are qualified as to materiality or Material Adverse Effect becoming untrue or (B) would have been required to be set forth or described in the Schedules hereto if existing or known at the date of this Agreement; and

     (v) any failure on the part of the Seller to comply with or perform in any material respect any agreement or covenant to be complied with or performed by it hereunder;

provided that the delivery of a notice pursuant to this Section 6.1(c) shall not limit or otherwise affect the remedies available hereunder to Purchaser, except as otherwise expressly provided in this Agreement. The notice will specify the facts and conditions giving rise to its issuance. Such notice shall not affect the obligations of Seller under this Agreement as constituted prior to the delivery of such notice.

     (d) Availability of Records. After the Closing, the Seller shall make available to the Purchaser as reasonably requested and at its expense or any taxing authority any and all information, records or documents relating to the Business conducted prior to the Closing Date and related personnel retained by it, in respect of periods prior to Closing Date and shall preserve all such information, records and documents until the later of three (3) years after the Closing or the expiration of all statutes of limitations or extensions thereof. The Seller agrees to hold all information relating to the Business in strict confidence from and after the Closing Date. Notwithstanding the terms of this Agreement or this Section to the contrary, Seller shall not make available to Purchaser any Tax Returns (and related work papers), which are and shall remain confidential.

     (e) Taxes. The Seller will pay all Taxes due and payable on or after the Closing and will file all returns and reports required to be filed on or after the Closing with respect to the Seller (including any predecessor entities) including, without limitation, Taxes imposed with respect to the Seller, the Business or the Acquired Assets, the Inventory and Returns for all taxable periods (or portions thereof) ending on or prior to the Closing, for which the Purchaser could be held liable or a claim made against the Business or any of the Acquired Assets, except as otherwise provided in Section 9.1 hereof. All personal property taxes and similar ad valorem obligations levied with respect to the Acquired Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Purchaser as of the Closing Date based upon the number of days of such taxable period included in the period ending with and including the date hereof (with respect to any such taxable period, the "Pre-Closing Tax Period"), and the number of days of such taxable period beginning after the date hereof (with respect to any such taxable period, the "Post-Closing Tax Period"). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

     (f) Update of Schedules. At Closing, subject to Section 6.1(a) and (c) hereof, Seller will provide to Purchaser updated Schedules to this Agreement, updating the Schedules for the period from the date hereof until the Closing Date.

     (g) Key Man Insurance. Seller shall cooperate with Purchaser in order for Purchaser to acquire Key Man Insurance for Solomon. Solomon agrees and covenants that he will take all reasonable, necessary steps required for Purchaser to acquire Key Man Insurance.

     (h) Budget Update. Seller shall provide Purchaser with a report on each of October 31, November 30 and two (2) business days prior to the Closing Date detailing by line-item all amounts actually expended as set forth on the Budget.

                  (i) RN Number. Seller authorizes and shall permit (to the extent permitted by law) Purchaser to utilize Seller's existing RN Number for up to 12 months after the Closing without any cost to Purchaser.

6.2 Covenants of the Purchaser. The Purchaser hereby covenants and agrees with Seller as follows:

                  (a) Pre-Closing Expenses. At Closing, Purchaser shall reimburse Seller for all reasonable expenses paid by Seller prior to Closing relating to the Fall 2002 season, including but not limited to, all sample expenses for the Fall 2002 season identified by Seller to Purchaser in writing for which Seller provides documentation supporting the expense provided such expenses do not exceed the total sum (not line items) set forth on the Budget. Such reimbursement shall include, but not be limited to, the expenses incurred by Seller for samples for overseas travel, artwork, pattern development, screens, design concepts, sample fabric (including freight charges), sample finished goods (including freight charges), trim, labels, hangtags, salesmen samples (including freight charges) design concept samples and swatch books (the "Fall 2002 Pre-Closing Expenses").

                 (b) Royalty Payments. Purchaser shall remit to Seller any royalty payments it receives from licensees of Seller after the Closing and which Seller earned prior to the Closing Date.

                  (c) Hong Kong. On or before May 31, 2002, Purchaser shall relocate certain of Seller's personnel located at Seller's Hong Kong office to Purchaser's Hong Kong office, Manhattan Industries, H.K., including but not limited to Christine Cheung ("Cheung"). Cheung shall be given the position and title of Deputy Managing Director of Manhattan Industries. In addition, Purchaser shall pay the following reasonable operating expenses: payroll for those Hong Kong employees of Seller retained by Purchaser, rent, travel and day-to-day office expenses, of Seller's Hong Kong office expenses until May 31, 2002, and will assist in any lease negotiations with respect to termination of Seller's Hong Kong office lease. Seller shall be liable and shall indemnify Purchaser for all severance payments, if any, to any employees of Seller's Hong Kong office who are not retained by Purchaser as of the Closing. Notwithstanding the second sentence of this Section 6.2(c), Purchaser shall not be liable for any amounts due under Seller's Hong Kong lease except for the monthly rental expenses through May 31, 2002 or earlier if said lease is terminated prior to May 31, 2002.

                  (d) Shipping Department. Purchaser shall not transfer its shipping department for the Axis Division from Los Angeles, California to South Carolina prior to June 30, 2002. All inventory for the Fall 2002 season be received at Purchaser's warehouse in South Carolina.

                  (e) Axis Division. For as long as the Employment Agreement remains in effect, Purchaser shall maintain the Business as a separate Axis Division, and shall maintain an office in Culver City, California for the term of the Employment Agreement for Solomon.

                  (f) Audit. Axis will cooperate with its accountants, Katz &Varon, and provide Purchaser all necessary documentation to complete an audit, prior to the Closing Date, of Axis for the nine month period ending September 30, 2001.

                  (g) Commissions. Purchaser promptly shall remit to Seller, after the Closing, any deductions Purchaser makes on Seller's behalf from salesperson commissions on account of payments made to such salesperson by Seller.

6.3 Mutual Covenants. Each of the parties hereto hereby covenants and agrees as follows:

     (a) Publicity. From the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties, except as such release or announcement shall be required by law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

     (b) Reasonable Commercial Efforts. Subject to the terms and conditions of this Agreement, each party will use reasonable commercial efforts to cause the conditions set forth in Article III of this Agreement to be satisfied and the Closing to occur.

6.4 Bulk Sales Laws. The parties hereto waive compliance with the "bulk sales" or similar laws of any state or other jurisdiction that may be applicable to the transactions contemplated hereby. The Seller covenants and agrees to indemnify and hold harmless (as set forth in Article VII) Purchaser and each of its Affiliates and The CIT Group/Commercial Services, Inc. ("CIT") from and against any and all claims made by creditors of the Seller relating to provisions of the "bulk sales" or similar laws of any state or other jurisdiction that may be applicable to the transactions contemplated hereby and from all out-of-pocket costs (including reasonable attorneys' fees with respect to Purchaser and excluding reasonable attorneys' fees with respect to CIT) incurred in the defense of any claims made under such laws.

         6.5      Confidentiality.

                  (a) The Seller acknowledges that they have had access to certain commercial and marketing information, data and material regarding the Business (including, without limitation the Acquired Assets, trade secrets and other proprietary information) (the "Confidential Information"). The Seller agrees that the Confidential Information is confidential and proprietary and that a portion of the Purchase Price is being paid for such Confidential Information and that it represents a substantial investment having great economic and commercial value to the Purchaser, and constitutes a part of the value to Purchaser of the Business and the Acquired Assets. The Seller hereby acknowledges that Purchaser would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Purchaser, or its Affiliates. Accordingly, the Seller covenants and agrees that it shall not, without the prior written consent of Purchaser, disclose, use or exploit any such Confidential Information, for the benefit of any third party, except that Solomon may use or exploit a particular item of Confidential Information if such Confidential Information is required to be disclosed to or by order of a governmental agency or a court of law or otherwise as required by law; provided that prior to any such disclosure notice of such requirement of disclosure is provided to the Purchaser and the Purchaser is afforded the reasonable opportunity to object to such disclosure, or is required to be disclosed to the parties' attorneys, accountants or other agents or employees working on this transaction.

                  (b) The Seller hereby expressly acknowledges that money damages will be impossible to calculate and may not adequately compensate Purchaser in connection with an actual or threatened breach of the provisions of this Section 6.5. Accordingly, the Seller hereby expressly waives all rights to raise the adequacy of Purchaser's remedies at law as a defense if Purchaser seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 6.5. In addition, Purchaser shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 6.5.

                  (c) The Seller hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the confidentiality covenants in this Section 6.5 should such enforcement ever become necessary.

                  (d) Purchaser covenants and agrees that Seller's supplier lists and customer order files will only be utilized by the Axis Division of Purchaser until such time as the Earn-Out Payments and Incentive Bonus payments are no longer due under Section 2.5 and Section 2.6, respectively.

         6.6 Investigation. The Seller hereby agrees to cooperate fully with Purchaser and give to Purchaser, its officers, employees, auditors, legal counsel, representatives and agents reasonable access during normal business hours to all such information, documents, premises and employees as Purchaser considers necessary or advisable for purposes of their investigation of the Seller, the Business and the Assumed Liabilities, provided, however, that the consent of Solomon shall be obtained prior to Purchaser contacting any employee directly, which consent shall not be unreasonably withheld or delayed. The Seller shall make available to Purchaser Barbara Baskin. Pending the Closing, Purchaser will preserve the confidentiality of any information provided to Purchaser by the Seller relating to the Seller, the Business or the Assumed Liabilities, which is confidential in nature. In the event of termination of this Agreement, Purchaser agrees that that certain Non-Disclosure Agreement ("NDA") dated May 2, 2001 shall survive.

         6.7 Employees. Purchaser shall be under no obligation to employ any of Seller's employees; provided, however, at least fifteen (15) days prior to the Closing, Purchaser shall determine which employees of Seller Purchaser shall offer employment and shall provide Seller with a list (the "Employee Offer List") setting forth the names of such employees and categorizing such employees into the following groups: (i) employees who will work in the warehouse (the "Warehouse Employees"), (ii) employees who will provide transitional services (the "Transitional Employees") and (iii) employees who Purchaser intends to retain ("Retained Employees", together with the Warehouse Employee and Transitional Employee, the "Transferred Employees"). Purchaser agrees that as to each Employee who accepts employment with Purchaser, Purchaser shall give such Transferred Employee credit for such employee's period of employment with Seller prior to the Closing for purposes of determining the amount of severance, if any, that may become payable to such Transferred Employee. With respect to each Warehouse Employee and Transitional Employee who accepts Purchaser's employment offer and whose employment with Purchaser is subsequently terminated for any reason, whether by Purchaser, by such Warehouse Employee or Transitional Employee or due to death or disability of such Warehouse Employee or Transitional Employee, Seller shall be liable for and shall pay all severance payments, if any, payable to such Warehouse Employee or Transitional Employee as determined by Seller for such Warehouse Employee's or Transitional Employee's employment period with Seller prior to the Closing and Purchaser will pay all severance to such employees for periods employed by Purchaser after the Closing Date. Other than the obligations to pay for the cost of providing past service credit for severance purposes to those Retained Employees who accept Purchaser's employment offer, Purchaser shall not be liable for any liabilities or obligations related to the Transferred Employees, incurred or accrued prior to Closing except as set forth above. Nothing herein shall require that Seller pay severance or establish a severance policy which Seller states does not currently exist for its employees. Other than with respect to the obligations to pay for the cost of providing past service credit for severance purposes to the Retained Employees which shall be Purchaser's responsibility, Seller shall be responsible for and indemnify Purchaser under Article VII for all liabilities and obligations (i) incurred or accrued prior to Closing, with respect to Seller's employees including all Warehouse Employees and Transitional Employees (including, but not limited to, any unused vacation pay); (ii) incurred or accrued, after the Closing with respect to Seller's employees who are not Transferred Employees and (iii) related to any applicable severance payable to Warehouse Employee or Transitional Employee, if any, following the Closing for pre-Closing periods including, severance payable on account of such Warehouse Employee's or Transitional Employee's employment with Purchaser.

         6.8      Risk of Loss.

     (a) The risk of any loss, damage or impairment, confiscation or condemnation of any of the Acquired Assets, Inventory or Returns from any cause whatsoever shall be borne by Seller at all times prior to the Closing. In the event of any such loss, damage or impairment, confiscation or condemnation, whether or not covered by insurance, Seller shall promptly notify Purchaser of such loss, damage, impairment or condemnation and advise Purchaser of the estimated cost of repair and replacement and advise Purchaser whether Sellers intend to repair, replace or restore such Acquired Assets, Inventory or Returns (the "Loss Notice").

     (b) If Seller does not or cannot restore or replace the damaged Acquired Assets, Inventory or Returns at least ten (10) days prior to the Closing, or informs Purchaser in the Loss Notice that it does not intend to restore or replace such damaged Acquired Assets, Inventory or Returns, Purchaser may at its option: (i) if such loss is of the type described in and covered by Section 8.1(d) hereof, Purchaser may terminate this Agreement pursuant to Section 8.1(d) by notice forthwith without any further obligation hereunder; or (ii) proceed to the Closing of this Agreement without Seller completing the restoration and replacement of such damaged Acquired Assets, Inventory or Returns, provided that
(x) Seller shall assign all rights under all applicable insurance policies and condemnation awards, if any, to Purchaser and (y) Purchaser may reduce the Cash Payment by the amount of any insurance deductible in connection therewith or if no insurance policy is applicable by the amount of the damages as determined by Purchaser and Seller in good faith.

     (c) Purchaser will notify Seller of a decision under the options described in Section 6.8(b)(i) or (ii) above within ten (10) days after Purchaser's receipt of the Loss Notice; provided however, that if Seller states in the Loss Notice that it intends to restore the damaged Acquired Assets, Inventory or Returns and, based upon such statement Purchaser agrees to proceed to the Closing, then if Seller has not restored such damaged Acquired Assets, Inventory or Returns ten (10) days prior to the Closing Date, notwithstanding Purchaser's prior delivery of a notice to proceed pursuant to this Section 6.8(c), Purchaser shall have the right, in its sole discretion, to postpone the Closing in order to effectuate such restoration.


                                  ARTICLE VII.

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         7.1 Survival of Representations. All representations and warranties made by any party hereto in this Agreement or in the attached Schedules or in any Exhibit or certificate delivered pursuant hereto shall survive the Closing hereunder for the time periods set forth in Section 7.5(a).

         7.2 Notice of Damages. A party seeking indemnity hereunder (the "Indemnified Party") will give the party from whom indemnity is sought hereunder (the "Indemnitor") prompt notice (hereinafter, the "Indemnification Notice") of any demands, claims, actions or causes of action (collectively, "Claims") asserted against the Indemnified Party. Failure to give such notice shall not relieve the Indemnitor of any obligations which the Indemnitor may have to the Indemnified Party under this Article VII, except to the extent that such failure has materially adversely prejudiced the Indemnitor under the provisions for indemnification contained in this Agreement. For purposes of this Article VII, Purchaser, on the one hand, and the Seller and/or Solomon, on the other hand, shall be deemed to be the "Indemnified Party" or the "Indemnitors", as the case may be. The rights of indemnity under the Article VII shall be in addition to and not in lieu of any other rights and remedies at law or in equity.

         7.3      Agreements to Indemnify.

                  (a) Subject to the terms and conditions of this Article VII, and except as otherwise provided in this Agreement, the Seller and Solomon, jointly and severally, covenant and agree to indemnify, defend and hold harmless Purchaser, and its Affiliates, including any officer, director, stockholder, partner, member, employee, agent or representative of any thereof (a "Purchaser Affiliate"), from and against all assessments, losses, damages, liabilities, costs and expenses, including, without limitation interest, penalties and reasonable fees and expenses of legal counsel chosen by Purchaser or Purchaser Affiliate (collectively, "Damages"), imposed upon or incurred by Purchaser, or any Purchaser Affiliate arising out of or in connection with or resulting from
(i) any breach of any representation or warranty of, or nonfulfillment of any covenant or agreement of, the Seller and/or Solomon contained in or made pursuant to this Agreement or any agreement (other than the Employment Agreement of Solomon, the Interim Lease, and/or the Lease) to be delivered in connection with this Agreement, or any Schedule or Exhibit hereto or thereto, or any certificate or instrument furnished or to be furnished to Purchaser hereunder or thereunder, (ii) any and all liabilities and obligations of the Seller, or arising out of or related to their ownership of the Acquired Assets prior to the Closing Date, (iii) any chargebacks or allowances with respect to merchandise shipped prior to Closing by Seller for which credit has not been issued prior to Closing which chargebacks and allowances were applied by customers against invoices for purchases made after the Closing Date invoiced by Purchaser relating to pre-Closing periods ("Chargeback Allowances"), (iv) third party claims arising in breach of contract, breach of warranty, product liability, unfair competition, personal or other injury, tort or infringement of property rights of others or other third party claims, in each case which claim is with respect to any and all activities of the Seller, or any Affiliate thereof in connection with the conduct of the Business on or before the Closing Date and
(v) any and all actions, suits, demands, claims, costs and expenses, including legal fees, incident to the foregoing or in enforcing this indemnity.

                  (b) Subject to the terms and conditions of this Article VII, and except as otherwise provided for in the Agreement, Purchaser covenants and agrees to indemnify, defend and hold harmless the Seller and Solomon and their respective Affiliates (including any successor or assigns, officer, director, stockholder, partner, member, employee, agent or representative thereof) ("Stockholder Affiliates") from and against all Damages (including reasonable fees and expenses of the Seller's legal counsel) imposed upon or incurred by the Seller or Solomon arising out of or in connection with or resulting from (i) any breach of any representation or warranty of, or nonfulfillment of any covenant or agreement of, Purchaser contained in or made pursuant to this Agreement or any agreement to be delivered in connection with this Agreement, or any Schedule or Exhibit hereto or thereto, or any certificate or instrument furnished or to be furnished to the Seller hereunder or thereunder, (ii) any and all Assumed Contracts and Assumed Liabilities and (iii) third party claims arising in breach of contract, breach of warranty, unfair competition, personal or other injury, tort or infringement of property rights of others or other third party claims, in each case which claim is with respect to any and all activities of Purchaser or any Purchaser Affiliate in connection with the conduct of the Business on or after the Closing Date.

                  (c) The Indemnitor shall reimburse an Indemnified Party promptly after delivery of an Indemnification Notice certifying that the Indemnified Party has incurred Damages after compliance with the terms of this
Article VIII.

         7.4 Conditions of Indemnification of Third Party Claims. The obligations and liabilities of an Indemnitor under Section 7.3 hereof with respect to Damages resulting from Claims by persons not party to this Agreement shall be subject to the following terms and conditions:

                  (a) Promptly after delivery of an Indemnification Notice in respect of a Claim and subject to paragraph (c) of this Section 7.4, the Indemnitor may elect, by written notice to the Indemnified Party, to undertake the defense thereof with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of Indemnitor, provided such Indemnitor has unconditionally acknowledged in writing its obligation to indemnify the Indemnified Party with respect to such claim. If the Indemnitor chooses to defend any claim, the Indemnified Party shall cooperate with all reasonable requests of the Indemnitor and shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense.

                  (b) In the event that the Indemnitor, within a reasonable time after receipt of an Indemnification Notice, does not so elect to defend such Claim, the Indemnified Party will have the right (upon further notice to the Indemnitor) to undertake the defense, compromise or settlement of such Claim for the account of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such Claim pursuant to the terms of paragraph (a) of this Section
7.4 at any time prior to settlement, compromise or final determination thereof, provided, that the Indemnitor reimburses in full all costs of the Indemnified Party (including reasonable attorney's fees) incurred by it in connection with such defense prior to such assumption.

                  (c) Anything in this Section 7.4 to the contrary notwithstanding, (i) if the Indemnified Party believes there is a reasonable probability that a Claim may have Material Adverse Effect upon the Indemnified Party, the Indemnified Party shall have the right to participate in the defense, compromise or settlement of such Claim, provided that the Indemnitor shall not be liable for expenses of separate counsel of the Indemnified Party engaged for such purpose, and (ii) no person who has undertaken to defend a Claim under
Section 7.4(a) hereof shall, without written consent of all Indemnified Parties, settle or compromise any Claim or consent to entry of any judgment which does not include, as an unconditional term thereof, the release by the claimant or the plaintiff of all Indemnified Parties from all liability arising from events which allegedly give rise to such Claim.

         7.5      Limitations on Indemnification.

                  (a) Notwithstanding anything to the contrary provided elsewhere in this Agreement, the obligations of any Indemnitor under this Agreement to indemnify an Indemnified Party with respect to any Claim pursuant to Section 7.3, or any obligation for any liability under this Agreement, shall be of no force and forever barred unless such Indemnified Party has given such Indemnitor notice of such claim prior to the second anniversary of the Closing; provided, that claims for breach of Sections 4.1, 4.2, 4.10, 4.17, 4.18 and 4.20, shall survive until the expiration of the applicable statute of limitations.

                  (b) No Claim by an Indemnified Party for indemnification pursuant to this Article VII or for damages for breach of this Agreement, may be made unless and until the Indemnified Party has incurred, sustained or suffered Damages in respect of which the Indemnitor would be liable under this Article VII in excess of $200,000 in the aggregate (the "Basket"), at which time all amounts of such Damages in excess of the Basket amount may be claimed and recovered as provided in this Agreement; provided, however, the Basket shall not apply to Claims by Purchaser for Chargeback Allowances.

                  (c) The maximum aggregate amount of Damages for which an Indemnitor may be liable pursuant to this Article VII shall be an amount equal to $7,900,000 plus Purchaser's set-off rights against any Earn-Out Payments held in the Escrow Agreement for Earn-Out.

                  (d) If Purchaser is entitled to indemnity for a Claim, it may
(i) demand payment directly from the Seller or, at its election, (ii) may, in its discretion and without obligation, offset all or any portion of such Claims against any obligation of Purchaser (x) to pay Seller any Earn-Out Payments or
(y) to pay Seller or Solomon any Incentive Bonus payments.

                  (e) Except as otherwise provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.


                                  ARTICLE VIII.

                        TERMINATION; AMENDMENT AND WAIVER

8.1 Termination of Agreement. This Agreement may be terminated by written notice at any time prior to or at the Closing:

                  (a) by the Purchaser if a material breach of any provision of this Agreement or the Schedules and Exhibits attached hereto has been committed by the Seller and such breach has not been: (i) waived by Purchaser; or (ii) cured by the Seller after it receives notice of such breach and is afforded twenty (20) days thereafter to rectify or correct such breach, provided that such breach is susceptible of rectification or correction; or

                  (b) by Purchaser, if any of the conditions in Section 3.1 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement, in which case Seller shall be afforded the cure periods set forth in subsection 8.1(a) before Purchaser may exercise its termination option hereunder), and Purchaser has not waived any of such conditions on or before the Closing Date; or

                  (c) by Seller, if any of the conditions in Section 3.3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement, in which case Purchaser should be afforded the cure periods set forth in subsection 8.1(a) before Seller may exercise its termination option hereunder), and Seller has not waived any of such conditions on or before the Closing Date; or

                  (d) by Purchaser upon written notice delivered to Seller at any time after the date hereof until Closing, if Purchaser, in its sole reasonable discretion, has determined that (i) the building to be leased to Purchaser pursuant to the Interim Lease has been substantially destroyed and substantially uninhabitable (for purposes of this Section 8.1(d) only, "substantially" shall mean 50% or greater), or (ii) the design, technology, computer data and specification information with respect to Seller's samples and swatch books for open purchase orders for Fall 2002 and development work for future seasons are materially damaged or destroyed (for purposes of this Section 8.1(d) only, "materially" shall mean 20% or greater); or

                  (e) at any time by mutual written agreement of the Purchaser and Seller; or

                  (f) by Purchaser, on the one hand, or the Seller, on the other hand, if the Closing shall not have occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before January 11, 2002 or any extended date mutually agreed to by the parties or any extension due to the running of applicable cure periods under Section 8.1(a), (b) or (c) (the "Final Termination Date").

                  8.2 Termination Payment. (a) If the Closing does not occur because Purchaser terminates the Agreement pursuant to Section 8.1(a) (subject to subparagraph (c) below), 8.1(b) (subject to subparagraph (c) below) or 8.1(d) hereof following the expiration of any applicable cure periods (a "Purchaser Termination") or Seller and Purchaser mutually terminate this Agreement pursuant to Section 8.1(e) hereof ("Joint Termination") then Escrow Agent shall, ten (10) business days after written notice by Purchaser to Seller and Escrow Agent of such termination, deliver to Purchaser (i) the Escrow Deposit for Termination plus all interest, and interest earned on interest, on the Escrow Deposit for Termination to the date of such delivery by wire transfer of immediately available funds to a bank account or bank accounts designated by Purchaser, or, at Purchaser's option, by a bank check or bank checks payable to the order of a payee or payees designated by Purchaser; provided, however, that if Escrow Agent receives a written objection to such release from Seller within ten (10) business days after Purchaser gives such written notice, then Escrow Agent shall pay the Escrow Deposit for Termination and any interest, and interest earned on interest, on the Escrow Deposit for Termination, in accordance with joint written instructions from Purchaser and Seller, or, in the absence of such joint written instructions, in accordance with the Escrow Deposit Agreement for Termination.

                  (b) If the Closing does not occur on or before the Final Termination Date (subject to any applicable cure periods under Section 8.1(a) or (b) and further subject to Section 8.1(c)) as a result of any reason other than a Purchaser Termination or a Joint Termination, then Escrow Agent shall, ten
(10) business days after written notice by Seller to Purchaser and Escrow Agent,
(A) pay to Seller the Escrow Deposit for Termination by wire transfer of immediately available funds to a bank account or bank accounts designated by Seller, or, at Seller's option, by a bank check or bank checks payable to the order of a payee or payees designated by Seller (such payment to constitute liquidated damages for Purchaser's failure to consummate the transactions contemplated by the Purchase Agreement), and (B) pay to Purchaser all interest, and interest earned on interest, on the Escrow Deposit for Termination to the date of such payment by wire transfer of immediately available funds to a bank account or bank accounts designated by Purchaser, or, at Purchaser's option, by a bank check or bank checks payable to the order of a payee or payees designated by Purchaser; provided, however, that if Escrow Agent receives a written objection from Purchaser to such release of the Escrow Deposit for Termination to Seller within ten (10) business days after Seller gives such written notice, then Escrow Agent shall pay the Escrow Deposit for Termination and any interest, and interest earned on interest, on the Escrow Deposit for Termination, in accordance with joint written instructions from Purchaser and Seller, or, in the absence of such joint written instructions, in accordance with Section 3 of the Escrow Deposit Agreement for Termination.

                  (c) Notwithstanding Section 8.2(a) above, if Purchaser terminates this Agreement based upon a breach of Section 4.6 hereof and the material adverse change in the Business, Acquired Assets, condition (financial or otherwise), results of operations, or properties of Seller which provided the basis for such breach occurred in the ordinary course of Seller's Business (an "Ordinary Course Material Change") then Seller shall be entitled to receive the Escrow Deposit for Termination in accordance with the terms of Section 8.2(b) above; provided, however, Seller shall only be entitled to $250,000 of the Escrow Deposit for Termination and Purchaser shall be entitled to $1,450,000 of the Escrow Deposit for Termination plus all interest thereon if the Ordinary Course Material Change is due to the Seller having Knowledge of or being notified by any Major Customer of Seller that it will decrease or intends to decrease its overall shipments from Seller in 2002 by more than 50% of the higher of its purchases from Seller in 2000 or 2001 (for example, if a Major Customer had total purchases of $5MM in 2000 and $4MM in 2001, and notifies Seller it intends to decrease its 2002 purchase to $2.4MM, Purchaser will be entitled to receive $1.45MM plus interest for the Escrow Deposit for Termination).

         8.3 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and of no further force and effect, except that the covenants and agreements set forth in Sections 8.2, 9.1, 9.4 and 9.8 shall survive such termination indefinitely, and except that nothing in Section 8.1 or this Section 8.3 shall be deemed to release the non-terminating party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

         8.4 Amendment, Extension and Waiver. The parties may amend this Agreement at any time by an instrument in writing signed by the parties hereto. Any agreement on the part of a party hereto to any waiver of compliance with any of the agreements or conditions contained herein shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX.

                                  MISCELLANEOUS

         9.1 Expenses; Taxes; Audit. Each party shall be responsible for and pay the fees and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including the reasonable fees and expenses of legal counsel, investment bankers, brokers, accountants or other representatives or consultants. All sales and transfer taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be equally divided and paid by the Seller and Purchaser. Purchaser shall pay (i) 50% of broker's fees, if any, due to MMG, provided that Purchaser shall not be liable for more than $200,000 of such fee due MMG, and (ii) for the cost of the audit of the Seller for the nine-month period ended September 30, 2001, prepared by Katz and Varon.

         9.2 Further Assurances. From time to time, at the request of any party hereto and without further consideration, the other party or parties will execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         9.3 Parties in Interest. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon or give to any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights or remedies under or by reason of this Agreement.

         9.4 Entire Agreement. This Agreement and the Schedules and Exhibits hereto and the other agreements, instruments and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter, except that the NDA shall survive in the event there is no Closing.

         9.5 Headings; Interpretation. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement clearly requires otherwise: (i) references to the singular shall be deemed to include the plural, references to the plural shall be deemed to include the singular; (ii) references to any gender shall include all genders; (iii) the term "or" shall be interpreted inclusively (and with the same meaning as "and/or"); (iv) the term "including" shall have the inclusive meaning frequently identified with the phrase "but not limited to"; and (v) references to "hereunder" or "herein" relate to this Agreement.

         9.6 Notices. All notices, claims, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered personally or by facsimile or the third (3rd) business day following mailing (registered or certified mail, postage prepaid, return receipt requested) or the first (1st) business day following overnight courier delivery as follows:
                  (a)      If to Purchaser:

                                    c/o Salant Holding Corporation
                                    1114 Avenue of the Americas
                                    New York, New York 10036
                                    Attention: Awadhesh K. Sinha
                                    Facsimile: (212) 536-5825

                           With a copy to:

                                    Pryor Cashman Sherman & Flynn LLP
                                    410 Park Avenue
                                    New York, New York  10022
                                    Attention: Brett Meyer, Esq.
                                    Facsimile: (212) 326-0806

                  (b)      If to the Seller:

                                    Axis Clothing Corp.
                                    c/o 1071 Laurel Way
                                    Beverly Hills, California  90210
                                    Attention: Richard Solomon
                                    Facsimile: (310) 275-3979

                           With a copy to:

                                    Silver & Freedman
                                    2029 Century Park East, 19th floor
                                    Los Angeles, California 90067-3005
                                    Attention: Perry Silver, Esq.
                                    Facsimile: (310) 556-0832

                  (c)      If to Solomon:

                                    Richard Solomon
                                    1071 Laurel Way
                                    Beverly Hills, California 90210
                                    Facsimile: (310) 275-3979

                           With a copy to:

                                    Silver & Freedman
                                    2029 Century Park East, 19th floor
                                    Los Angeles, California 90067-3005
                                    Attention: Perry Silver, Esq.
                                    Facsimile: (310) 556-0832

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

         9.7 Severability. If in any jurisdiction any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

         9.8 Governing Law; Consent to Jurisdiction and Venue. This Agreement (except as expressly otherwise provided herein) will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof. Each of the parties hereto hereby (a) irrevocably and unconditionally submits to the non-exclusive jurisdiction of any New York state or Federal court sitting in New York County, New York in any action or proceeding arising out of or relating to this Agreement, and (b) irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process by certified mail to such party and its counsel at their respective addresses specified in Section 9.6 above.

         9.9 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         9.10 Exhibits. All exhibits and schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

          9.11 Consent Not to Be Unreasonably Withheld or Delayed. Unless otherwise specified to the contrary, where any party is required to provide to any other party any consent hereunder, such consent shall not be unreasonably withheld or delayed.

         9.12 Reliance. No party may make a Claim for indemnification under
Article VII of this Agreement after the Closing based upon a breach of any representation or warranty if prior to the Closing the party seeking indemnification had actual Knowledge (without any investigation) prior to the Closing that such breach existed and did not promptly disclose such breach to the breaching party.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.


                                                  SALANT HOLDING CORPORATION


                                                  By:_________________________
                                                       Michael Setola
                                                       Chief Executive Officer


                                                  AXIS CLOTHING CORP.


                                                  By:_________________________
                                                        Richard Solomon
                                                        President


                                                  ----------------------------
                                                  Richard Solomon, individually



                                TABLE OF CONTENTS

ARTICLE I. DEFINITIONS............................................................................................1
   1.1   Defined Terms............................................................................................1
ARTICLE II.  THE ACQUISITION......................................................................................9
   2.1  Purchase and Sale of the Acquired Assets..................................................................9
   2.2   Purchase Price...........................................................................................9
   2.3   Earn-Out Payments.......................................................................................10
   2.4   Incentive Bonus.........................................................................................10
   2.5   Acceleration of Payments................................................................................12
   2.6   Inventory...............................................................................................12
   2.7   Returns.................................................................................................13
   2.8   Noncompetition..........................................................................................13
   2.9   Closing.................................................................................................13
   2.10  Allocation..............................................................................................13
ARTICLE III.  CONDITIONS TO CLOSING..............................................................................13
   3.1   Conditions to Purchaser's Obligations to Close..........................................................13
   3.2   Deliveries by the Seller................................................................................14
   3.3   Conditions to the Seller's Obligations..................................................................16
   3.4   Frustration of Conditions...............................................................................17
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SOLOMON.............................................17
   4.1   Organization; Corporate Power and Licenses..............................................................17
   4.2   Authorization; No Breach................................................................................18
   4.3   Regulatory Approval.....................................................................................18
   4.4   Financial Statements....................................................................................18
   4.5   Affiliated Transactions.................................................................................19
   4.6   No Material Adverse Change..............................................................................19
   4.7   Consents................................................................................................19
   4.8   Assets..................................................................................................19
   4.9   Real Property...........................................................................................19
   4.10  Tax Matters.............................................................................................20
   4.11  Contracts...............................................................................................20
   4.12  Intellectual Property Rights............................................................................20
   4.13  Inventory...............................................................................................21
   4.14  Litigation..............................................................................................21
   4.15  Brokerage...............................................................................................21
   4.16  List of Employees.......................................................................................22
   4.17  Employees; Labor Matters................................................................................22
   4.18  ERISA...................................................................................................22
   4.19  Compliance with Laws....................................................................................25
   4.20  Environmental and Safety Matters........................................................................25
   4.21  Customers, Distributors and Suppliers...................................................................26
   4.22  Assets Conveyed.........................................................................................26
   4.23  Orders, Commitments and Returns.........................................................................26
   4.24  Disclosure..............................................................................................26
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................................................27
   5.1   Organization............................................................................................27
   5.2   Authorization...........................................................................................27
   5.3   Valid and Binding Agreement.............................................................................27
   5.4   No Violation............................................................................................27
   5.5   Regulatory Approval.....................................................................................28
   5.6  Brokerage................................................................................................28
   5.7  Disclosure...............................................................................................28
ARTICLE VI.  COVENANTS OF THE PARTIES............................................................................28
   6.1   Covenants of the Seller.................................................................................28
   6.2   Covenants of the Purchaser..............................................................................31
   6.3   Mutual Covenants........................................................................................33
   6.4   Bulk Sales Laws.........................................................................................33
   6.5   Confidentiality.........................................................................................33
   6.6   Investigation...........................................................................................34
   6.7   Employees...............................................................................................34
ARTICLE VII. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION........................................................36
   7.1   Survival of Representations.............................................................................36
   7.2   Notice of Damages.......................................................................................36
   7.3   Agreements to Indemnify.................................................................................36
   7.4   Conditions of Indemnification of Third Party Claims.....................................................37
   7.5   Limitations on Indemnification..........................................................................38
ARTICLE VIII. TERMINATION; AMENDMENT AND WAIVER..................................................................39
   8.1   Termination of Agreement................................................................................39
   8.2   Termination Payment.....................................................................................40
   8.2   Effect of Termination...................................................................................41
   8.3   Amendment, Extension and Waiver.........................................................................41
ARTICLE IX. MISCELLANEOUS........................................................................................41
   9.1   Expenses; Taxes.........................................................................................42
   9.2   Further Assurances......................................................................................42
   9.3   Parties in Interest.....................................................................................42
   9.4   Entire Agreement........................................................................................42
   9.5   Headings................................................................................................42
   9.6   Notices.................................................................................................42
   9.7   Severability............................................................................................44
   9.8   Governing Law; Consent to Jurisdiction and Venue........................................................44
   9.9   Counterparts............................................................................................44
   9.10  Exhibits................................................................................................44
   9.11  Consent Not to Be Unreasonably Withheld or Delayed......................................................44
   9.12  Reliance................................................................................................44


                                    EXHIBITS

Exhibit A    - Escrow Agreement for Earn-Out
Exhibit B    - Escrow Deposit Agreement for Termination
Exhibit C    - Form of Employment Agreement between Purchaser and Solomon
Exhibit D    - Form of Bill of Sale
Exhibit E    - Form of Assignment and Assumption Agreement
Exhibit F.   - Form of Officer's Certificate
Exhibit G    - Budget
Exhibit H    - Form of Interim Lease
Exhibit I    - Form of Opinion of Silver and Freedman
Exhibit J    - Form of Trademark Assignment
Exhibit K    - Form of Opinion of PCSF
Exhibit L    - Form of Culver City Lease
Exhibit M    - Form of Letter of Credit

                                    SCHEDULES

Schedule 1.1(a)       Certain Assets
Schedule 1.1(h) Authorizations (Governmental Authority) Schedule 1.2 Certain Assumed Liabilities Schedule 1.3 Excluded Assets Schedule 1.4 Employment Agreements, Written or Oral Schedule 1.5 Operating Income Calculations Schedule
2.6 Inventory Schedule 2.10 Allocations Schedule 3.3(f) Cheung Agreement
Schedule 4.1 Qualification/Authorization Schedule 4.4 Financial Statements
Schedule 4.5 Affiliated Transactions Schedule 4.7 Consents Schedule 4.8 Title Exception to Assets Schedule 4.10 Taxes Schedule 4.11 Assumed Contracts Schedule
4.12 Intellectual Property Schedule 4.14 Litigation Schedule 4.16 Employees
Schedule 4.17 Employee Labor Matters Schedule 4.19 Compliance with Laws Schedule 4.21(a) Customers Schedule 4.21(b) Suppliers Schedule 4.21(c) Certain Changes in Supplier or Customer Relationships Schedule 4.23 Orders Schedule 6.1(a) Outside Ordinary Conduct